Item 10.1 — Schedule 4.2(g) Richard Bernstein Agreement

Item 10.1 Schedule 4.2(g)

SIBLING MUSIC CORP.

SIBLING ENTERTAINMENT GROUP, INC.

EMPLOYMENT AGREEMENT

Richard Bernstein

6900 W Princeton Avenue

Denver, CO 80235

Dear Richard:

        Sibling Entertainment Group, Inc. (“Sibling”), a New York Corporation, and its wholly owned subsidiary Sibling Music Corp. (“SMC”), a Delaware Corporation currently having an address at 511 West 25th Street, Suite 503, New York, NY 10001 and registered to do business in the State of Colorado with an address at 927 7th Avenue, Denver, CO 80204, agrees to employ you and you agree to accept such employment on the terms and conditions set forth herein.

1)

TERM. The term of your employment hereunder shall commence on December 1, 2006 and, unless terminated by SMC and/or Sibling pursuant to paragraph 8 hereof, shall continue through and until December 31, 2008. The period from December 1, 2006 through December 31, 2006 (the “Employment Term”) notwithstanding any earlier termination pursuant to Paragraph 14.

2)	DUTIES/RESPONSIBILITIES/REPORTING

a)

General. Your title shall be “President” of SMC and “Vice President” of Sibling. You shall have such duties and responsibilities as are consistent with the traditional positions of President of a music recording and publishing company a Vice President of a publicly traded entertainment company. You shall report solely and directly to the CEO of SMC and Sibling and the Board of Directors of SMC.

b)

Services. Except as herein otherwise specified, during the Employment Term you shall devote your entire business time, attention and energies to the business of SMC and Sibling. You agree to perform such duties, and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the President of SMC and Vice President of Sibling or such other individual as may be designated by the President of SMC and Sibling.

c)	Location. The principal place of business shall be in the greater metropolitan Denver, Colorado area.

3)

EXCLUSIVITY. Except as otherwise provided herein, you hereby acknowledge and agree that your engagement with SMC and Sibling under this Agreement is exclusive and that during the Employment Term hereof you shall not, directly or indirectly, whether for

compensation	or otherwise, engage in any business that is competitive with the business of SMC and Sibling, or render any services of a business, commercial or professional nature to any other person or organization that is a competitor of SMC and Sibling or in a business similar to that of SMC and Sibling, without the prior written consent of SMC and Sibling, except you shall be permitted to render services for the following:

a)

Denver Civic Theatre, Inc. (“DCT”): It is understood that you currently serve as a member of the Board of Directors and the President of the Denver Civic Theatre, Inc. (a not-for-profit) organization in the State of Colorado and may perform all the duties and responsibilities under such appointment and receive the appropriate compensation for such services. SMC and Sibling encourages your participation and shall not restrict your involvement with other not-for-profit and charitable organizations including theatrical and performance based organizations provided such participation does not prohibit your duties to SMC and Sibling under this Agreement.

b)

Bernstein Companies, Inc.(“BCI”): It is understood that you currently serve as an officer and director of BCI a company organized and operated in a similar industry of SMC and you may continue to serve in such positions, except you shall not devote more than approximately ten percent (10%) of your professional working hours to BCI.

c)

Other Prior Partnerships and Corporations: It is understood that you may own part or control singularly or with others, limited partnership, limited liabilities companies, or other corporations within the theatrical, film or entertainment industries that may own various residual rights, royalties and other income for which you may still possess certain legal responsibilities to such entities and their limited investors, except you shall not devote more than approximately five percent (5%) of your professional working hours towards such activities and responsibilities.

d)

Other Corporate Investments. The Exclusivity Provisions shall also not prohibit your ownership or services in connection with investments which you or members of your family or your charitable trusts or foundations (directly or indirectly) and future investments which (a) do not require devotion of a substantial amount of your personal professional services which shall include, without limitation, passive investment interests, limited partnership interests or limited liability membership interests and (b) other than SMC and Sibling, do not compete with SMC and Sibling’s business when the investment is made, provided however that you may own directly or indirectly up to 5% of a publicly held company, limited partnership interests, or limited liability membership interests or other passive investment interests in private companies even if it does compete with SMC and Sibling’s business.

4)	COMPENSATION.

a)	SALARY. For all the services rendered by you in any capacity hereunder:

i)

For the period between December 1, 2006 and December 31, 2008, SMC agrees to pay you the sum of One Hundred Twenty Thousand Dollars ($120,000) per annum (“Salary”), payable by either SMC or Sibling in accordance with SMC’s then effective payroll

ii)

Your Salary will be reviewed every six (6) months both during the first quarter of SMC’s fiscal year and the first quarter of each calendar year during the Employment Term, commencing with SMC’s first quarter beginning after June 30, 2007, and

iii)

Your Salary, at that time, shall increase by a percentage that is generally consistent within the range of percentages by which the salaries of other comparable executives are increased, but no less than six (6%) percent bi-annually.

iv)	Your Salary shall be payable solely by SMC.

b)

ANNUAL BONUS. In addition to your Salary, you shall be entitled to receive bonus compensation for each of the fiscal years during the Employment Term, determined and payable from both SMC (“SMC Bonus”) and Sibling (“Sibling Bonus”) as follows:

i)

Your SMC Bonus and Sibling Bonus for each of the fiscal years during the Employment Term will be based upon a measurement of performance against objectives as established and determined by the Board of Directors of SMC and Sibling.

ii)

Your SMC Bonus as determined above shall not be less than two (2%) percent of the “Pre-Tax Profits” (as defined in Exhibit A), if any, and shall be payable to you in accordance with the terms and conditions of that certain SMC Bonus Plan attached hereto and incorporated herein by this reference as Exhibit A.

iii)

Your Sibling Bonus as determined above shall not be less than two (2%) percent of the “Pre-Tax Profits” (as defined in Exhibit A), if any, and shall be payable to you in accordance with the terms and conditions of that certain SMC and Sibling Bonus Plan attached hereto and incorporated herein by this reference as Exhibit A.

iv)	Your Bonus for any fiscal year shall be payable within sixty (60) days after the end of each fiscal year of SMC and Sibling.

c)	SIGNING BONUS. In addition to Salary you will be entitled to a Twenty-Thousand ($20,000) dollars signing bonus payable in two installments:

i)	Ten Thousand ($10,000) dollars within thirty (30) days of the signing of this Agreement; and

ii)	Ten Thousand ($10,000) dollars on the first (1st) anniversary or this Agreement.

d)

BENEFITS. You shall be entitled to participate in such vacation, medical, dental and life insurance, 401(k), pension and other plans as SMC and/or Sibling may have or establish from time to time and in which you would be entitled to participate pursuant to the terms thereof. The foregoing, however, shall not be construed to require SMC and/or Sibling to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits you may be entitled to as an employee of SMC and/or Sibling shall be based upon your Salary, as set forth above, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise.

e)

BUSINESS EXPENSES. During your employment with SMC and Sibling, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to comparable executives of SMC and Sibling.

5)	CONFIDENTIAL INFORMATION and OTHER RESTRICTIONS.

a)

Confidential Agreement. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of SMC and Sibling, SMC and Sibling or any of SMC and Sibling’s affiliates (except as may be required by law or in the performance of your duties hereunder consistent with SMC and Sibling’s policies) and that you will comply with any confidentiality obligations of SMC and Sibling or SMC and Sibling to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which

i)	is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or

ii)	is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

6)

NO EMPLOYEE SOLICITATION. You agree that, during the Employment Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ, or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of SMC and Sibling, SMC and Sibling or any of SMC and Sibling’s affiliates.

7)

SMC AND SIBLING OWNERSHIP. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with SMC and Sibling, SMC and Sibling and/or any of SMC and Sibling’s affiliates and any works in progress, shall be works-made-for-hire and SMC and Sibling shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner SMC and Sibling determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to SMC and Sibling under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to SMC and Sibling, and SMC and Sibling shall have the right to use the same in perpetuity throughout the universe in any manner SMC and Sibling determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by SMC and Sibling, do any and all things which SMC and Sibling may deem useful or desirable to establish or document SMC and Sibling's exclusive ownership of any and all rights in
any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by SMC and Sibling of any rights of ownership to which SMC and Sibling may be entitled by operation of law by virtue of SMC and Sibling being your employer.

8)	LITIGATION. You agree that, during the Employment Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding,

i)

You shall not communicate with anyone (other than your own attorneys and tax advisors and, except to the extent necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving SMC and Sibling or SMC and Sibling or any of their officers, directors, agents, employees, suppliers or customers, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to SMC and Sibling’s General Counsel, and

ii)

In the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify SMC and Sibling’s General Counsel.

9)

NO RIGHT TO GIVE INTERVIEWS OR WRITE BOOKS, ARTICLES, ETC. You agree that during the Employment Term and for a period of one (1) year thereafter, except as authorized by SMC and Sibling or SMC and Sibling, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning SMC and Sibling, SMC and Sibling or any of SMC and Sibling’s affiliates or any of their officers, directors, agents, employees, suppliers or customers.

10)

RETURN OF PROPERTY. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with SMC and Sibling shall remain the exclusive property of SMC and Sibling. In the event of the termination of your employment for any reason, SMC and Sibling reserves the right, to the extent permitted by law and in addition to any other remedy SMC and Sibling may have, to deduct from any monies otherwise payable to you the following:

i)

the full amount of any debt you owe to SMC and Sibling, SMC and Sibling or any of SMC and Sibling’s affiliates at the time of or subsequent to the termination of your employment with SMC and Sibling, and

ii)

the value of the SMC and Sibling property which you retain in your possession after the termination of your employment with SMC and Sibling. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. You acknowledge and agree that the foregoing remedy shall

        not be the sole and exclusive remedy of SMC and Sibling with respect to a breach of this paragraph.

11)

NON-DISPARAGEMENT. You agree that you shall not, during the Employment Term and for a period of one (1) year thereafter, criticize, ridicule or make any statement which disparages or is derogatory of SMC and Sibling, SMC and Sibling or any of SMC and Sibling’s affiliates or any of their officers, directors, agents or employees.

12)	FAMILY LEAVE POLICY & RIGHTS.

a)

Regardless of SMC and Sibling’s status or qualification under the Family Leave Act of 1993 (the “Act”), you will be entitled to all rights and benefits required under this Act including, but not limited to the following:

i)	Birth and or child care of the newborn child of the employee

ii)	Placement through foster care or adoption of a child with the employee

iii)	To care for an immediate family member with a serious health condition

iv)	If the employee is unable to work because of a serious medical condition.

b)

Partial Paid Family Leave Policy. In addition to any rights provided under Paragraph 12 a), you will also be entitled to up to fifteen (15) weeks of partially paid leave at two-thirds (2/3) of your normal base salary. All other benefits including insurance, bonuses and other rights shall be continued at their full amounts as defined by this agreement.

c)

SMC and Sibling may reduce the amount received under Paragraph 12 b) by any amount you may receive through any compensation or award received under Paragraph 13, or through your participation in any disability insurance plan or program.

d)	After 15 weeks, you shall have the absolute right to return to work in same position with the same duties regardless of any limitation that may be available to SMC and Sibling under the Act.

13)

PERMANENT DISABILITY. If, for any reason including physical, mental illness, failure, refusal or other inability, you cannot perform a majority of your usual duties for a period of longer than 120 consecutive days, SMC and Sibling’s obligation to pay Salary shall be reduced to fifty (50%). If your disability and inability to perform your duties exceeds 180 consecutive days, SMC and Sibling may terminate this Agreement effective upon 30 days prior written notice to you. In such event, Executive shall be entitled to receive:

i)	Fifty (50%) Percent of your Salary continued for a period of 6 months or the expiration of the Term, whichever occurs first; and

ii)

a prorated portion of Bonus Compensation, if any, otherwise payable pursuant to this Agreement or any partial fiscal year that has occurred prior to the effective date of termination, whichever is greater; and

iii)	any insurance previously provided for a period of 6 months or the expiration of the Term, whichever occurs first.

iv)

Disagreement as to the anticipation of a permanent disability/suspension and/or the date such permanent disability/suspension commenced shall be settled by the majority decision of 3 neutral arbitrators (or, if applicable, licensed physicians) one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on you, SMC and Sibling and any other person with an interest in the matter.

14)	TERMINATION.

a)

“CAUSE.” In the event of “Cause” (as defined below), SMC and Sibling may terminate this Agreement at any time effective upon delivery of written notice to Executive. In such event, all of SMC and Sibling’s obligations hereunder will immediately terminate without further liability. Moreover, you shall not be entitled to receive any severance, fringe benefits, compensation or other such rights, nor shall you be entitled to receive a pro-rata portion of Bonus Compensation otherwise payable pursuant to this Agreement. For purposes of this Agreement “Cause” shall include, but is not limited to:

i)

fraud, felonious conduct or dishonesty or (ii) willful misconduct or gross negligence in the performance of your duties hereunder; provided, however, that bona fide disagreements or disputes as to expense reimbursement shall not be deemed fraud or felonious conduct or your breach of any material provision of this Agreement; or

ii)	breach of any material provision of this Agreement or any other material agreement between SMC and Sibling and you.

b)

“WITHOUT CAUSE.” Notwithstanding anything contained herein to the contrary, in the event this Agreement is terminated by SMC and Sibling prior to expiration of the Term for any reason other than pursuant to Paragraphs 14 a) for Cause, this Agreement shall be deemed to have been terminated “Without Cause” and you shall be entitled to receive all of the compensation, rights and benefits described in this Agreement through the expiration of the Term as if this Agreement were in full force.

c)	You must receive 30 days prior written notice of termination regardless of the reason for termination.

d)

CHANGE IN CONTROL. Notwithstanding anything contained herein to the contrary, the terms and conditions of this Agreement, you are permitted to terminate this Agreement Without Cause following a “Change In Control” (as defined below) and shall be entitled to receive all of the compensation, rights and benefits described in this Agreement following the effective date of termination or through the expiration of the Employment Term, whichever is longer, and the severance described in Paragraph 15, as if this Agreement were in full force. If any other Officer’s options are acquired pursuant to a Change In Control, your options will be acquired on terms and at all times at least equal to any other Officer.

“CHANGE IN CONTROL.” For purposes of this Agreement “Change In Control” shall mean and be deemed to have occurred on the earliest of the following dates:

i)	the date, pursuant to Section 13(d) of the Act and the rules promulgated thereunder, a person shall have acquired beneficial ownership of more than 45% of the Voting Stock;

ii)

the date the persons who were members of the Board at the beginning of any 24-month period shall cease to constitute a majority of the Board, unless the election, or the nomination for election by SMC and Sibling’s shareholders, of each new director was approved by two-thirds of the members of the Board then in office who were in office at the beginning of the 24-month period; or

iii)

the date SMC and Sibling’s shareholders shall approve a definitive agreement (a) to merge or consolidate SMC and Sibling with or into another corporation, unless the holders of SMC and Sibling’s capital stock immediately before such merger or consolidation will, immediately following such merger or consolidation, hold as a group on a fully-diluted basis the ability to elect at least a majority of the directors of the surviving corporation (assuming cumulative voting, if applicable), or (b) to sell or otherwise dispose of all or substantially all the assets of SMC and Sibling.

e)

YOUR RIGHT TO TERMINATE FOR GOOD REASON. During the Term, you shall be entitled to terminate your employment with SMC and Sibling for “Good Reason” (as defined below) following a Change In Control. For purposes of this Agreement “Good Reason” shall mean any of the following events which occurs without your express written consent:

i)

the assignment of any duties inconsistent with your status as an Officer or a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to a Change In Control other than any such alteration primarily attributable to the fact that SMC and Sibling may no longer be a public company;

ii)	a reduction by SMC and Sibling in Base Salary;

iii)

the relocation of SMC and Sibling’s principal offices to a location more than 35 miles from the current locale or SMC and Sibling’s requiring you to be based anywhere other than SMC and Sibling’s principal offices except for required travel on SMC and Sibling’s business to an extent substantially consistent with your present travel obligations;

iv)

the failure by SMC and Sibling to continue in effect without material change any compensation or benefit plan in which you are entitled to participate, or the failure by SMC and Sibling to continue your participation therein, or the taking of any action by SMC and Sibling which would directly or indirectly materially reduce any of the benefits of such plans enjoyed by you at the time of the Change In Control, or the failure by SMC and Sibling to provide you with the number of paid vacation days to which you is entitled hereunder, or the taking of any other action by SMC and Sibling which materially adversely changes the conditions or perquisites of your employment;

v)	the failure of SMC and Sibling to obtain a satisfactory agreement from any successor to assume and agree to perform the Services contemplated by this Agreement;

vi)	the failure of SMC and Sibling to maintain adequate D&O insurance coverage pursuant to the terms of this Agreement; or

vii)	the breach by SMC and Sibling of any material term of this Agreement.

15)	SEVERANCE. Upon expiration of the Employment Term, Executive shall be entitled to receive:

a)	Base Salary continuation for a period of 6 months; and

b)	a prorated portion of Bonus Compensation, if any, otherwise payable for 6 months or any partial fiscal year that has occurred prior to the expiration of the Employment Term, whichever is greater; and

c)	Insurance continuation for a period of 6 months.

d)

TERMINATION OF BENEFITS. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical, dental and life insurance), coverage under all SMC and Sibling benefit plans and programs (including, without limitation, vacation, 401(k) plan, the pension plans, long-term disability plans, car insurance and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

16)	DEATH. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs and any pro-rated Bonus.

17)

EQUAL OPPORTUNITY EMPLOYER. You acknowledge that SMC and Sibling is an equal opportunity employer. You agree that you will comply with SMC and Sibling policies and applicable federal, state, and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

18)

NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of SMC and Sibling, to the attention of the General Counsel of SMC and Sibling. Any notice given by mail shall be deemed to have been given three days following such mailing.

19)

ASSIGNMENT. This is an Agreement for the performance of personal services by you and may not be assigned by you. SMC and Sibling or SMC and Sibling may assign this Agreement to SMC and Sibling or any affiliate of SMC and Sibling or any purchaser of all or substantially all of the assets of SMC and Sibling or SMC and Sibling or any successor in interest to SMC and Sibling or SMC and Sibling.

20)	GOVERNING LAW. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Texas.

21)

NO IMPLIED CONTRACT. Nothing contained in this Agreement shall be construed to impose any obligation on SMC and Sibling to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

22)

ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

23)

VOID PROVISIONS. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

_________________

        If the foregoing correctly sets forth our understanding, please sign and date one copy of this letter and return it to the undersigned whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

SMC AND SIBLING ENTERTAINMENT GROUP, INC.

By:  _____________________                   _____________________

Print: Mitchell Maxwell                                 Date

ITS: President

ACCEPTED AND AGREED:

By:  _____________________                   _____________________

Print: Richard Bernstein                                Date

EXHIBIT A

BONUS COMPENSATION PLAN

SIBLING MUSIC CORP..

OBJECTIVES OF THE PLAN. In addition to Base Salary and stock options, to provide Executive Officer incentive compensation based upon SMC’s operating profits.

“PRE-TAX PROFIT” PERCENTAGE. The incentive compensation plan is designed to provide Executive Officers with a bonus based on SMC’s “Pre-Tax Profits,” as defined on the attached. The actual amount earned pursuant to the Plan shall be based upon audited fiscal year end numbers and determined using the calculation method attached. Concurrent with the payment of Bonus Compensation, SMC shall deliver to Executive a detailed statement setting forth the numbers and method of calculation.

PAYMENT.     Bonus Compensation, if any, for the applicable fiscal year will be paid, using best efforts, at the earliest practicable date following completion of SMC’s annual audit, as conducted by SMC’s independent certified public accountants, and the filing of SMC’s Annual Report on Form 10-K for that fiscal year.

AUDIT RIGHTS. Executive shall be entitled to audit, at Executive’s own expense, SMC’s records in order to verify any Bonus Compensation statement rendered hereunder. Any such audit shall be conducted by a certified public accountant upon reasonable notice to SMC and during SMC’s normal business hours. Any statement not questioned by Executive in writing within 3 years from the date of such statement shall be deemed final and conclusive. In the event an audit reveals a discrepancy of 5% or more, SMC shall bear the full cost of the audit and pay Executive interest on any underage at the highest rate permitted by law.

DISPUTES.     Disagreement as to the computation of Bonus Compensation and/or any numbers used in such computation shall be settled by the majority decision of 3 certified public accountants, one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on Executive, SMC and any other person with an interest in the matter.

PRORATION OF BONUS COMPENSATION. For any partial fiscal year for which Executive is entitled to receive Bonus Compensation, the proration shall be determined by multiplying total Net Profits for the fiscal year within which such partial fiscal year occurs by (a) the decimal equivalent of the applicable percentage bonus and by (b) a number equal to the number of months during any such partial fiscal year in which Executive was employed by SMC (or, if applicable, such longer period as is set forth in the Employment Agreement), divided by 12.

EXHIBIT B

BONUS COMPENSATION PLAN

SIBLING ENTERTAINMENT GROUP, INC.

OBJECTIVES OF THE PLAN. In addition to Base Salary and stock options, to provide Executive Officer incentive compensation based upon Sibling’s operating profits.

“PRE-TAX PROFIT” PERCENTAGE. The incentive compensation plan is designed to provide Executive Officers with a bonus based on Sibling’s “Pre-Tax Profits,” as defined on the attached. The actual amount earned pursuant to the Plan shall be based upon audited fiscal year end numbers and determined using the calculation method attached. Concurrent with the payment of Bonus Compensation, Sibling shall deliver to Executive a detailed statement setting forth the numbers and method of calculation.

PAYMENT.     Bonus Compensation, if any, for the applicable fiscal year will be paid, using best efforts, at the earliest practicable date following completion of Sibling’s annual audit, as conducted by Sibling’s independent certified public accountants, and the filing of Sibling’s Annual Report on Form 10-K for that fiscal year.

AUDIT RIGHTS. Executive shall be entitled to audit, at Executive’s own expense, Sibling’s records in order to verify any Bonus Compensation statement rendered hereunder. Any such audit shall be conducted by a certified public accountant upon reasonable notice to Sibling and during Sibling’s normal business hours. Any statement not questioned by Executive in writing within 3 years from the date of such statement shall be deemed final and conclusive. In the event an audit reveals a discrepancy of 5% or more, Sibling shall bear the full cost of the audit and pay Executive interest on any underage at the highest rate permitted by law.

DISPUTES.     Disagreement as to the computation of Bonus Compensation and/or any numbers used in such computation shall be settled by the majority decision of 3 certified public accountants, one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on Executive, Sibling and any other person with an interest in the matter.

PRORATION OF BONUS COMPENSATION. For any partial fiscal year for which Executive is entitled to receive Bonus Compensation, the proration shall be determined by multiplying total Net Profits for the fiscal year within which such partial fiscal year occurs by (a) the decimal equivalent of the applicable percentage bonus and by (b) a number equal to the number of months during any such partial fiscal year in which Executive was employed by Sibling (or, if applicable, such longer period as is set forth in the Employment Agreement), divided by 12.

AMENDMENT

AGREEMENT OF ACQUISITION AND

PLAN OF REORGANIZATION between

SONA DEVELOPMENT CORP. (“Sona”) and

SIBLING ENTERTAINMENT GROUP, INC. (“Sibling”)

Dated June 28, 2006 (the “Agreement”)

The parties to this Amendment hereby agree to the following changes in the Agreement.

A.     Section 1.3 Closing Date of the Agreement is deleted in its entirety and the following substituted in lieu thereof:

“The closing of the Acquisition (the “Closing Date”) shall take place within three (3) business days after compliance with Section 1.2 herein is completed by both parties and any other conditions of this Agreement shall be satisfied. The parties have contemplated February 9, 2007 as a Closing Date. However, in good faith, both parties shall agree to close prior to such time if all conditions for closing are satisfied. Notwithstanding the above, if the closing does not take place by February 9, 2007, either party may terminate this Agreement. “

B.

To conclude Sibling’s efforts to acquire Dick Foster Productions, Inc., and to meet current working capital needs, Sona shall permit Sibling Theatrical, Inc. to raise up to three million ($3,000,000) dollars from a banking or other financial institution (the “Lending Bank”) through a debt instrument guaranteed by third parties (the “Guarantor”), whereby Sibling shall be permitted to compensate the Guarantor and the Lending Bank with cash, stock and/or warrants (the “Debt Offering”), which compensation in the form of stock and/or warrants shall be exchanged in equal measure for stock and/or warrants of Sona on the Closing Date as considered in Article 1.1. of the Agreement. In exchange for a no fee guarantee the Guarantor shall receive 3,600,000 million purchase warrants exercisable for a period of five (5) year from the date of issuance with an exercise price in the following denominations:

a.	1,200,000 warrants at $0.55/share.

b.	1,200,000 warrants at $0.75/share.

c.	1,200,000 warrants at $1.00/share.

C.

Furthermore, Sona shall permit Sibling in advance of closing the Debt Offering to accept from the Guarantor an advance of up to Seven-Hundred Fifty Thousand ($750,000) Dollars of which Five Hundred Thousand ($500,000) Dollars will be repaid upon the closing of the Debt Offering; and Two Hundred Fifty Thousand ($250,000) will be repaid in the form of a convertible debenture entitling the Guarantor as the debenture holder to convert any outstanding principal of the debenture into shares of common stock at the rate of $0.35/share for a total of 714,288 shares and upon conversion to receive an additional issuance of 357,144 stock purchase warrants exercisable at $0.75/share and 357,144 stock purchase warrants exercisable at $1.00/share, both with a term of five (5) years from the date of issuance.

D.	Section 4.2 (b) of the Agreement is deleted in its entirety and the following substituted in lieu thereof:

“Sibling shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock except as set forth on Exhibit B attached hereto as Revised

Exhibit B to the Agreement; (ii) amend its articles of incorporation or bylaws or those of the
Subsidiaries; or (iii) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and”

E.     Section 4.2 (c) of the Agreement is deleted in its entirety and the following substituted in lieu thereof:

“Sibling and its Subsidiaries shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock other than its present offering of Series F shares (5,714,300), any shares required to be issued by Sibling pursuant to any registration agreement, the RHS Convertible debenture, the Debt Offering and related stock and/or warrants issued to licensed investment bankers and brokers engaged to sell and place any existing or proposed offerings and/or debt and related participation agreements, or execute any other consulting agreements other than those detailed in exhibits attached the Agreement and any supplemental exhibits. Attached hereto and made apart hereof as Exhibit H is the subscription agreement for the Series F offering; (ii) acquire or dispose of any assets other than in the ordinary course of business; (iii) incur additional indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business except for the Debt Offering; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing other than those detailed in the exhibits attached to the Agreement and any supplemental exhibits, or (v) except as contemplated by this Amendment, enter into any contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith other than those detailed in exhibits attached to the Agreement and any supplemental exhibits.”

F.     Section 4.2 (e) of the Agreement is deleted in its entirety and the following substituted in lieu thereof:

“Sibling and its Subsidiaries will not enter into any new employment agreements with any of its officers or grant any increases in the compensation or benefits of its officers, except for an agreement with Richard Bernstein as a Vice President of Sibling and President of Sibling Music Corp. Inc. which letter of intent

agreement is attached to the Agreement as Schedule 4.2(e), an extension thereto as Schedule 4.2(f) to the Agreement and a definitive agreement attached hereto as Schedule 4.2(g) to the Agreement; an agreement with William Plon replacing James Cardwell as Chief Financial Officer, the terms and conditions to be negotiated and approved by Sibling’s Board of Directors, attached hereto as Schedule 4.2(h) to the Agreement; and an agreement with James Cardwell as Chief Operating Officer, the terms and conditions negotiated and approved by Sibling’s Board of Directors, attached hereto as Schedule 4.2(i) to the Agreement, replacing the existing agreement attached as Schedule 3.19(c) to the Agreement. Other than officers and directors, Sibling and its Subsidiaries, in the normal conduct of business, may enter into other employment agreements, hire additional employees or provide increases to existing salaries, or provide merit bonuses.”

G.     Section 3.5(b) Commission Reporting and Compliance is deleted in its entirety and the following substituted in lieu thereof:

“(b)Sibling has delivered to Sona true and complete copies of the registration statements, information statements and other reports (or Sona can obtain same from the Commission web site at www.sec.gov) (collectively, “Sibling’s Commission Documents”) filed by Sibling with the Commission. Notwithstanding this representation, Sibling has just completed its response to the Commission regarding questions to its June 30, 2005 Form 10-KSB; and September 30, 2005 Form 10-QSB, December 31, 2005 Form 10-QSB and March 31, 2006 Form 10-QSB and as result of its correspondence with the Commission and Sibling’s accountants, amended and filed as disclosed in Form 8-K filed with the Commission on October 20, 2006 and the amended refiled financial statements on October 20, 2006 including June 30, 2005 Form 10-KSB/A and September 30, 2005 Form 10-QSB/A, December 31, 2005 Form 10-QSB/A and March 31, 2006 Form 10-QSB/A. Except as noted above, none of Sibling’s Commission Documents as amended, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading. The SEC has advised Sibling that it cleared Sibling for the period ending June 30, 2005 and has issued comments related to June 30, 2006 and September 30, 2006 in a letter dated December 4, 2006 and will provide Sona with a copy of all further correspondence with the SEC.

H.

As previously disclosed on SCHEDULE 3.6(i), amended and refilled its prior financial statements, as disclosed in an 8-K filed with the Securities and Exchange Commission on October 20, 2006, and the financials statements previously attached to the Agreement should be replaced in their entirety with the financials statement filed with the Securities and Exchange Commission which are available at www.sec.gov for the financial periods including:

    a.        June 30, 2005 – 10KSB/A as filed on October 20, 2006

a.	September 30, 2005 – 10QSB/A as filed on October 20, 2006

b.	December 31, 2005 – 10QSB/A as filed on October 20, 2006

c.	March 31, 2006 – 10QSB/A as filed on October 20, 2006

d.	June 30, 2006 – 10KSB as filed on October 25, 2006

I.

As previously disclosed in Exhibit 3.10(b), Sibling issued five million (5,000,000) stock purchase warrants to Moneta Capital, Inc. (“Moneta”) provided the proposed merger between Sibling and Sona is completed and closed on or before August 31, 2006. Sona shall permit Sibling to hold these warrants in trust to be delivered to Moneta on the Closing defined by the Agreement.

J.

Sona shall permit Sibling to enter into a definitive agreement with Dick Foster and Lynne Foster to acquire majority ownership of Dick Foster Productions, Inc. by paying seven million two hundred thousand ($7.2 million) dollars for eighty (80%) percent of the outstanding shares of Dick Foster Productions, Inc. on terms that include the payment of up to three thousand ($300,000) dollars in deposits and advances prior to closing the acquisition and three annual payments of two million three hundred thousand ($2.3 million) with the first payment due at closing on or before February 28, 2007. A draft copy of the agreement to acquire Dick Foster Productions, Inc. is attached hereto as Exhibit I to the Agreement.

K.

Sona shall permit Sibling to execute an agreement with any shareholder relations firm approved by Sibling, including Bentley Partners, Inc., for the services of Richard Coyle to provide services related to shareholder relations, corporate publicity, corporate newsletters, media and other financial and shareholder communications, in exchange for compensation that shall include cash and two hundred thousand (200,000) warrants that entitle the holder to purchase 200,000 shares of common stock for $0.50 per share valid for a period of three (3) years from the date of issuance.

L.

Sona shall permit Sibling to extend its agreement with Venture Catalyst, LLC (“VenCat”) dated March 15, 2006, and execute a new two (2) year agreement with VenCat to provide a variety of corporate services including the introduction of clients to potential “sponsors” for Sibling’s public traded securities, investment bankers, strategic partners, and other entities and persons that can benefit Sibling’s presence in the public markets in exchange for compensation that includes cash of up to $6,250/month for twenty four (24) months, twenty-five thousand shares (25,000) a month up to three hundred thousand (300,000) shares for the first twelve (12) months, and one hundred twenty thousand (120,000) warrants quarterly up to four
hundred and eighty (480,000) thousand warrants for the first twelve (12) months, that entitle the holder to purchase 120,000 shares of common stock for $0.55 per share valid for a period of five (5) years from the date of issuance or in the event that the common stock is trading, at a price that is equal to 110% of the average five (5) day closing price for the common stock prior to notification of intent to purchase.

M.

Sona shall permit Sibling to enter into an agreement with one or more licensed brokers and/or investment banking/brokerage firms for the purchase of placing and securing up to one million dollars ($1,000,000) of Sibling’s Series F Private Equity Offering in exchange for compensation that includes both a cash fee of up to ten (10%) percent of the Series F Private Equity Offering placed by such licensed broker and up to three hundred thousand (300,000) warrants equal to ten (10%) percent of the Units in the Series F Private Equity Offering sold by any such licensed broker that entitle the holder to purchase up to 300,000 shares of common stock for $0.50 per share valid for a period of three (3) years from the date of issuance.

IN WITNESS WHEREOF, the parties hereto have executed this amendment Agreement to be binding and effective as of the day and year first above written.

     Dated: December 12, 2006               SIBLING ENTERTAINMENT GROUP, INC.:

                                                     By: /s/ Mitchell Maxwell
                                                              Mitchell Maxwell, President
                                                              and Chief Executive Officer

     Dated: December 12, 2006               SONA DEVELOPMENT CORP.:

                                                     By: /s/ Nora Coccaro
                                                              Nora Coccaro, Chief Executive Officer

EXHIBITS

REVISED — EXHIBIT B — Issuance of Sona Shares and Warrants to Sibling

EXHIBIT H — Subscription Agreement – Series F as Revised – September 20, 2006

EXHIBIT I — Draft Purchase Agreement with Dick Foster Productions, Inc.

SCHEDULE 4.2(g) — Richard Bernstein Employment Agreement

SCHEDULE 4.2(h) — William Plon Employment Agreement

SCHEDULE 4.2(i) — James Cardwell Employment Agreement

Item 2.1 Exhibit 3(10) — Draft Purchase Agreement with Dick Foster Productions, Inc.

Item 2.1 Exhibit 3(10)

Draft Purchase Agreement with Dick Foster Productions, Inc.

Stock Purchase And Shareholders’ Agreement

        This Stock Purchase and Shareholders’ Agreement (“Agreement”) is made as of ¦ , 2006, by and among Sibling Theatricals, Inc., a Delaware corporation (a wholly owned subsidiary of Sibling Entertainment Group, Inc., a New York corporation) (“Buyer”), Dick Foster Productions, Inc., a Nevada corporation (the “Company”) and, Dick Foster, an individual resident in Nevada (“DF”), Lynne Foster, an individual resident in Nevada (“LF”): collectively, DF and LF are sometimes herein referred to as the “Sellers.”

Recitals

        The Company is authorized to issue an aggregate of 25,000 shares of common stock, $1.00 par value per share (the “Common Stock”), all of which have been issued and are outstanding (the “Shares”); DF owns 12,500 Shares and LF owns 12,500 Shares constituting 100% of the issued and outstanding Shares.

        Sellers desire to sell, and Buyer desires to purchase 10,000 Shares from each of the Sellers, or an aggregate of twenty thousand (20,000) Shares (the “Purchased Shares”), representing eighty (80%) percent of the Shares, for the consideration and on the terms set forth in this Agreement.

Agreement

        The parties, intending to be legally bound, agree as follows:

1. Definitions

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Acquired Companies” — the Company and its Subsidiaries, collectively.

“Applicable Contract” — any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

“Balance Sheet” — as defined in Section 3.4.

“Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require an unreasonable expenditure of funds or the incurrence of an unreasonable liability on the part of the obligated party.

“Breach” — a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Business Day” — any day other than a Saturday, Sunday or other day on which banks are closed or are authorized to be closed in the city and state of New York.

“Buyer” — as defined in the first paragraph of this Agreement.

      “Closing” — as defined in Section 2.3.

“Closing Date” — as defined in Section 2.3.

“Company” — as defined in the Recitals of this Agreement.

“Consent” — any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” — all of the transactions contemplated by this Agreement, including:

    (a)        the sale of the Shares by Sellers to Buyer;

    (b)        the execution, delivery, and performance of the Promissory Note, the Employment Agreements, the Non-competition Agreements;

    (c)        the performance by each of the Buyer and Sellers of their respective covenants and obligations under this Agreement; and

    (d)        Buyer’s acquisition and ownership of the Shares and exercise of control over the Acquired Companies and their business operations.

“Contract” — any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” — as defined in Section 10.2.

“Disclosure Letter” — the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Distribution of Profits” — xxx

“Employment Agreements” — as defined in Section 2.4(a)(iii).

“Encumbrance” — any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” — any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

    (a)        any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

    (b)        fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

    (c)        financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

    (d)        any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

        The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” — any Legal Requirement that requires or relates to:

    (a)        advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

    (b)        preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

    (c)        reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

    (d)        assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

    (e)        protecting resources, species, or ecological amenities;

    (f)        reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

    (g)        cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

    (h)        making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“First Installment”—as defined in Section 2.2.

“Employment Agreements”—as defined in Section 2.4(a)(ii).

“Extension Payment”—as defined in Section 2.2 (a) (ii).

“ERISA” — the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Facilities” — any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

“GAAP” — generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the Interim Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

“Governmental Authorization” — any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any:

    (a)        nation, state, county, city, town, village, district, or other jurisdiction of any nature;

    (b)        federal, state, local, municipal, foreign, or other government;

    (c)        governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

    (d)        multi-national organization or body; or

    (e)        body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” — the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

“Hazardous Materials” — any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Intellectual Property Assets” — as defined in Section 3.22.

“Interim Balance Sheet” — as defined in Section 3.4.

“IRC” — the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” — an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

    (a)        such individual is actually aware of such fact or other matter; or

    (b)        a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

        A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Letter of Intent” — shall mean that certain letter of intent dated June 19, 2006 by and among the parties hereto.

“LOI Payment” — as defined in Section 2.2 (a) (i).

“Non-competition Agreements” — as defined in Section 2.4(a) (iv).

“Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

    (a)        such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

    (b)        such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

    (c)        such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” — (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, a limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan” — as defined in Section 3.13.

“Proceeding” — any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Promissory Notes” — as defined in Section 2.4(b)(ii).

“Proprietary Rights Agreement”—as defined in Section 3.20 (b).

“Purchase Price”—as defined in Section 2.2(a).

“Purchase Price Deposits”—as defined in Section 2.2 (b).

“Purchase Price Increase(s)"—as defined in Section 2.2 (c).

“Purchased Shares” — as defined in the recitals to this Agreement.

“Related Person” — with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

        With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

    (f)        any Related Person of any individual described in clause (b) or (c).

        For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” — any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” — with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Second Installment” — as defined in Section 2.2.

“Securities Act” — the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Sellers” — as defined in the first paragraph of this Agreement.

Sellers’ Closing Documents” — as defined in Section3.2.

“Shares” — as defined in the Recitals of this Agreement.

“Share Acquisition Rights” as defined in Section 3.3(b).

“Subsidiary” — with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company, including, but not limited to Creative Productions, Inc, a Nevada corporation and Dick Foster Productions, Inc., a California corporation.

“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” — a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” — a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Third Installment”—as defined in Section 2.2.

2. Sale And Transfer Of Shares; Closing

2.1 Shares

        Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

2.2 Purchase Price

    (a)        The purchase price (the “Purchase Price”) for the Shares will be an aggregate of seven million two hundred thousand ($7,200,000) dollars, as follows:

(i)     $ 150,000 paid upon the execution and delivery of the Letter of Intent (the “LOI Payment”);

(ii)	$ 50,000 paid on or about September 8, 2006 (the “First Extension Payment”);

(iii)	$ 100,000 paid on or about October 31, 2006 (the “Second Extension Payment”);

(iv)	$ 50,000 paid on or about December 31, 2006 (the “Third Extension Payment”);

(v)	$ 50,000 paid on or about January 31, 2006 (the “Fourth Extension Payment”);

(vi)	$ 2,266,666 (the “First Installment) payable on the Closing Date;

(vii)	$ 2,266,666, (the “Second Installment”) payable, on the first anniversary of the Closing Date by payment of the first installment due under the Promissory Notes; and

(viii)	$ 2,266,667 payable, on the first anniversary of the Closing Date by payment of the second installment due under the Promissory Notes (the “Third Installment”).

(b)	The parties hereto hereby agree that (i) the $150,000 was paid and delivered to

Dick Foster and Lynne Foster in two checks in the amount $75,000 each dated May 31, 2006 simultaneously with the execution and delivery of the Letter of Intent; (ii) the First Extension Payment in two checks in the amount of $25,000 each dated September 6, 2006 paid and delivered to Dick Foster and Lynne Foster, (iii) the Second Extension Payment in two checks in the amount of $50,000 each dated October 31, 2006 paid and delivered to Dick Foster and Lynne Foster, and (iv) the Third Extension Request in two checks in the amount of $25,000 each dated December 31, 2006 paid and delivered to Dick Foster and Lynne Foster, and (v) the Fourth Extension Request in two checks in the amount of $25,000 each dated January 31, 2006 paid and delivered to Dick Foster and Lynne Foster (collectively, together with the LOI Payment, the “Purchase Price Deposits”).

2.3 Closing

        The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of the Company, 6260 Stevenson Way, Las Vegas, Nevada 89120 at 10:00 a.m. (local time) on such date as may be agreed to by the parties hereto but in no event later than February 28, 2007 (the “Closing Date”). Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4 Closing Obligations

At the Closing:

    (a)        Sellers will deliver, or cause to be delivered, to Buyer:

(i)	the certificate(s) representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the National Association of Securities Dealers, Inc., for transfer to Buyer;

(ii)	the employment agreement in substantially the form of Exhibit 2.4(a)(ii) hereto with David Gravatt, an individual residing at, 2128 Rockrose Circle, Henderson, NV 89014, and currently the Company’s Chief Operating Officer (“DG”) ( “Employment Agreement”), executed, by DG;

(iii)	the consulting agreement in substantially the form of Exhibit 2.4(a)(iii) hereto with D& L Partnership, a Nevada General Partnership, the only partners of which are DF and LF (the “Consulting Agreement”);

(iv)	non-competition agreements in the form of Exhibits 2.4(a)(iv) (DF) (LF), and (D&L) hereto, executed by each of the Sellers (collectively, the “Non-competition Agreements”);

(v)	an opinion of John Doechung Lee, as counsel to Sellers and the Company, addressed to the Buyer in substantially the form of Exhibit 2.4 (v) hereto;

(vi)	a certificate executed by Sellers and the Company representing and warranting to Buyer that each of Sellers’ and Company’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5); and

(vi)	an acknowledgement of the application of the Purchase Price Deposits against the the First Installment of the Purchase Price.

    (b)        Buyer will deliver, or cause to be delivered, to Sellers:

(i)	the First Installment;

(ii)	promissory notes payable to DF and LF in the respective principal amounts of $2,266,666.50 and $2,266,666.50, in the form of Exhibits 2.4(b)(DF) and (LF) hereto (collectively, the “Promissory Notes”), evidencing the Second Installment and the Third Installment;

(iii)	a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(iv)	the guaranty of the Company in substantially the form of Exhibit 2.4(b) (iv) (the “Company Guaranty”) hereto duly executed by the Company;

(v)	the Non-competition Agreements executed by the Buyer and the Company;

(v)	the Consulting Agreement executed by the Buyer and the Company; ; and

(vi)	the Employment Agreements, executed by Buyer and the Company;

2.5 Control over Distribution of Profits

    (a)        After Closing, until such time the Second Installment has been fully paid, the sole control of the distribution of any Company profits and cash flow shall reside jointly between DF and LF subject to the following:

(i)

To the extent the Buyer is subject to any corporate income or franchise taxes payable by the Buyer, or its parent company, to any taxing authority related to income attributed to Company’s income as reported on the Buyer’s consolidated income or franchise tax returns, in accordance with the rules governing such taxing authorities, then DF and LF shall cause the Company to pay forth such taxes to the Buyer in a manner and time to allow the Buyer to pay such taxes on time without penalty or interest as maybe required and established by such taxing authorities.

(ii)	All payments necessary to pay any and all taxes shall be paid prior to any further distribution of profits of the Company.

(iii)	Thirty (30%) percent of all remaining after-tax profit and cahs flow shall be distributed to Buyer.

(iv)

Unless otherwise agreed by the Buyer, DF and LF any remaining profits and cash flows shall be retained by the Company until the Second Installment shall have been at which time such retained profits and cash flow shall be distributed to Buyer Df and LF in accordance with their respective interests.

    (b)        After the Second Installment has been fully paid, the control over any distribution of profits shall reside solely with the Board of the Directors of the Company.

3. Representations And Warranties Of Sellers

        Sellers and the Company represent and warrant to Buyer as follows:

3. 1 Organization And Good Standing

    (a)        Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. The Company owns all of the issued and outstanding common stock of the Subsidiaries free and clear of liens and/or encumbrances.

    (b)        Sellers have delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

3.2 Authority; No Conflict

    (a)        This Agreement constitutes the legal, valid, and binding obligation of each of the Sellers and the Company, enforceable against Sellers and the Company, in accordance with its terms. Upon the execution and delivery by Sellers of the Employment Agreements, and the Non-competition Agreements (collectively, the “Sellers’ Closing Documents”), the Sellers’ Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents and to perform their obligations under this Agreement and the Sellers’ Closing Documents.

    (b)        Except as set forth in Part 3.2 of the Disclosure Letter, the execution and delivery of this Agreement and/or the consummation or performance of any of the Contemplated Transactions will not, directly or indirectly (with or without notice or lapse of time):

    (i)        contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

    (ii)        contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or either Seller, or any of the assets owned or used by any Acquired Company, may be subject;

    (iii)        contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

    (iv)        cause Buyer or any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

    (v)        cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

    (vi)        contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

    (vii)        result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

        Except as set forth in Part 3.2 of the Disclosure Letter, no Seller or Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

    (c)        Sellers are acquiring the Promissory Notes for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Each Seller is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

3.3 CAPITALIZATION

        The authorized equity securities of the Company consist of twenty-five thousand (25,000) shares of common stock, par value $1.00 per share, all of which are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. DF owns twelve thousand five hundred (12,500) of the Shares, and LF owns twelve thousand five hundred (12,500) of the Shares. With the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company, except as may be required by the Securities Act.. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

    (b)        No person, including, but not limited to DG, has any right, option, contract or agreement, directly or indirectly, to acquire or receive any securities of the Company or any Acquired Company, or holds any security convertible into securities of the Company or any Acquired Company (collectively, “Share Acquisition Rights”).

3.4 Financial Statements

        Sellers have delivered to Buyer: (a) unaudited consolidated balance sheets of the Acquired Companies for the periods ending November 30, 2004 and November 30, 2005 and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, (b) a consolidated balance sheet of the Acquired Companies (including the notes thereto, the “Balance Sheet”), and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of the periods ending November 30, 2004 and November

30, 2005

and (c) an unaudited consolidated balance sheet of the Acquired Companies as at September 30, 2006 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the ten (10) months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

3.5 Books And Records

        The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

3.6 Title To Properties; Encumbrances

        Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Companies and relating to such property or interests. The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance

Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

3.7 Condition And Sufficiency Of Assets

        The buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8 Accounts Receivable

        All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9 Inventory

        All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

3.10 No Undisclosed Liabilities

        Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11 Taxes

    (a)        The Acquired Companies have filed or caused to be filed (on a timely basis since January 1, 2002) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since January 1, 2002. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

    (b)        The United States federal and state income Tax Returns of each Acquired Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2005. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since January 1, 2002, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

    (c)        The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company’s liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

    (d)        All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. No Acquired Company is, or within the five-year period preceding the Closing Date has been, an “S” corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Buyer), no Acquired Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer. Part 3.11 of the Disclosure Letter lists all such target affiliates.

3.12 No Material Adverse Change

        Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13 Employee Benefits

    (a)        As used in this Section 3.13, the following terms have the meanings set forth below.

“Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

“Company Plan” means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

“Company VEBA” means a VEBA whose members include employees of any Acquired Company or any ERISA Affiliate of an Acquired Company.

“ERISA Affiliate” means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC § 414.

“Multi-Employer Plan” has the meaning given in ERISA § 3(37)(A).

“Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC § 132.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” has the meaning given in ERISA § 3(2)(A).

“Plan” has the meaning given in ERISA § 3(3).

“Plan Sponsor” has the meaning given in ERISA § 3(16)(B).

“Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC § 401(a).

“Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multi-Employer Plans.

“VEBA” means a voluntary employees’ beneficiary association under IRC § 501(c)(9).

        has the meaning given in ERISA § 3(1).

    (b)        with respect to the Disclosure Letter,

    (i)        Part 3.13(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

    (ii)        Part 3.13(ii) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of each Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

    (iii)        Part 3.13(iii) of the Disclosure Letter sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Acquired Companies and the Acquired Companies’ other ERISA Affiliates, calculated according to information made available pursuant to ERISA § 4221(e).

    (iv)        Part 3.13(iv) of the Disclosure Letter sets forth a calculation of the liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Acquired Company is required by this Statement to disclose such information.

    (v)        Part 3.13(v) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

    (c)        Sellers have delivered to Buyer, or will deliver to Buyer within ten days of the date of this Agreement:

    (i)        all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Sellers or the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

(ii) all personnel, payroll, and employment manuals and policies;

    (iii)        all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA Affiliates of the Acquired Companies, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

(v) all registration statements filed with respect to any Company Plan;

(vi) all insurance policies purchased by or to provide benefits under any Company Plan;

    (vii)        all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

    (viii)        all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

(ix) all notifications to employees of their rights under ERISA § 601 et seq. and IRC § 4980B;

(x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

    (xi)        all notices that were given by any Acquired Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

    (xii)        all notices that were given by the IRS, the PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company, or any Company Plan within the four years preceding the date of this Agreement;

(xiii) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan; and

(xiv) with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

    (d)        Except as set forth in Part 3.13(vi) of the Disclosure Letter:

    (i)        The Acquired Companies have performed all of their respective obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

    (ii)        No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyer.

    (iii)        The Acquired Companies, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13,

        and with any applicable collective bargaining agreement.

    (A)        No transaction prohibited by ERISA § 406 and no “prohibited transaction” under IRC § 4975(c) have occurred with respect to any Company Plan.

    (B)        No Seller or Acquired Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

    (C)        No Seller or Acquired Company has any liability to the PBGC with respect to any Plan or has any liability under ERISA § 502 or § 4071.

    (D)        All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

    (E)        All contributions and payments made or accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC § 162 or § 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

(iv) Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(v) Since January 1, 2000 there has been no establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

    (vi)        No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

    (vii)        Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to Sellers’ Knowledge, is Threatened.

(viii) No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC § 401(a).

    (ix)        Each Qualified Plan of each Acquired Company is qualified in form and operation under IRC § 401(a); each trust for each such Plan is exempt from federal income tax under IRC § 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(x) Each Acquired Company and each ERISA Affiliate of an Acquired Company has met the minimum funding standard, and has made all contributions required, under ERISA § 302 and IRC § 402.

(xi) No Company Plan is subject to Title IV of ERISA.

(xii) The Acquired Companies have paid all amounts due to the PBGC pursuant to ERISA § 4007.

    (xiii)        No Acquired Company or any ERISA Affiliate of an Acquired Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject to any entity or Sellers to liability under ERISA § 4062(e), § 4063, or § 4064.

    (xiv)        No Acquired Company or any ERISA Affiliate of an Acquired Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA § 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

(xv) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA § 307 or IRC § 401(a)(29).

    (xvi)        No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

    (xvii)        The actuarial report for each Pension Plan of each Acquired Company and each ERISA Affiliate of each Acquired Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

    (xviii)        Since the last valuation date for each Pension Plan of each Acquired Company and each ERISA Affiliate of an Acquired Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA § 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

(xiv) No reportable event (as defined in ERISA § 4043 and in regulations issued thereunder) has occurred.

(xx) No Seller or Acquired Company has Knowledge of any facts or circumstances that may give rise to any liability of any Seller, any Acquired Company, or Buyer to the PBGC under Title IV of ERISA.

    (xxi)        No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

    (xxii)        No Acquired Company or any ERISA Affiliate of an Acquired Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either any Acquired Company or Buyer to a Multi-Employer Plan.

    (xxiii)        No Acquired Company or any ERISA Affiliate of an Acquired Company has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

    (xxiv)        No Multi-Employer Plan to which any Acquired Company or any ERISA Affiliate of an Acquired Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

    (xxv)        Except to the extent required under ERISA § 601 et seq. and IRC § 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(xxvi) Each Acquired Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

(xxii) Sellers and all Acquired Companies have complied with the provisions of ERISA § 601 et seq. and IRC § 4980B.

    (xxviii)        No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC § 280G or § 4999; nor will any Acquired Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(xxiv) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

3.14 Compliance With Legal Requirements; Governmental Authorizations

    (a)        Except as set forth in Part 3.14 of the Disclosure Letter:

    (i)        each Acquired Company is, and at all times since January 1, 2000 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

    (ii)        no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

    (iii)        no Acquired Company has received, at any time since January 1, 2000 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

    (b)        Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

    (i)        each Acquired Company is, and at all times since January 1, 2000 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

    (ii)        no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

    (iii)        no Acquired Company has received, at any time since January 1, 2000 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization;

    (iv)        all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies; and

    (v)        except as listed in Part 3.14 the execution of this Agreement and the consummation of the transaction contemplated hereby will not result, directly or indirectly. in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter

        The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

3.15 Legal Proceedings; Orders

    (a)        Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

(i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

        To the Knowledge of Sellers and the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

    (b)        Except as set forth in Part 3.15 of the Disclosure Letter:

(i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

(ii) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

    (iii)        to the Knowledge of Sellers and the Company no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

    (c)        Except as set forth in Part 3.15 of the Disclosure Letter:

    (i)        each Acquired Company is, and at all times since January 1, 2000 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

    (ii)        no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

(iii)     no Acquired Company has received, at any time since January 1, 2000 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

3.16 Absence Of Certain Changes And Events

        Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

    (a)        change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

    (b)        amendment to the Organizational Documents of any Acquired Company;

    (c)        payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

    (d)        adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

    (e)        damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

    (f)        entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $25,000;

    (g)        sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

    (h)        cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $10,000;

    (i)        material change in the accounting methods used by any Acquired Company; or

    (j)        agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

3.17 Contracts; No Defaults

    (a)        Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

(i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $25,000;

(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $25,000;

(iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $25,000;

    (iv)        each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

    (v)        each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

    (viii)        each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

(ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x) each power of attorney that is currently effective and outstanding;

    (xi)        each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

    (xii)        each Applicable Contract for capital expenditures in excess of $10,000;

(xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Acquired Companies under the Contracts, and the Acquired Companies’ office where details relating to the Contracts are located.

    (b)        Except as set forth in Part 3.17(b) of the Disclosure Letter:

(i) neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation

or	liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

    (ii)        [to the Knowledge of Sellers and the Acquired Companies,] no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

    (c)        Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

    (d)        Except as set forth in Part 3.17(d) of the Disclosure Letter:

    (i)        each Acquired Company is, and at all times since January 1, 2000, has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

    (ii)        each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times since January 1, 2000 has been, in full compliance with all applicable terms and requirements of such Contract;

    (iii)        no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

    (iv)        no Acquired Company has given to or received from any other Person, at any time since December 31, 2005, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

    (e)        There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and, to the Knowledge of Sellers and the Company, , no such Person has made written demand for such renegotiation.

    (f)        The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other

Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18 Insurance

    (a)        Sellers have delivered to Buyer:

    (i)        true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the three (3) years preceding the date of this Agreement;

(ii)	true and complete copies of all pending applications for policies of insurance; and

(iii)	any statement by the auditor of any Acquired Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

    (b)        Part 3.18(b) of the Disclosure Letter describes:

(i)	any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

(ii)	any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

(iii)	all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

    (c)        Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

(i)	a summary of the loss experience under each policy;

(ii)	a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

(A)	the name of the claimant;

(B)	a description of the policy by insurer, type of insurance, and period of coverage; and

(C)	the amount and a brief description of the claim; and

(iii)	a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

    (d)        Except as set forth on Part 3.18(d) of the Disclosure Letter:

(i)	All policies to which any Acquired Company is a party or that provide coverage to either the Sellers, any Acquired Company, or any director or officer of an Acquired Company:

(A)	are valid, outstanding, and enforceable;

(B)	are issued by an insurer that is financially sound and reputable;

(C)	taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks normally insured against by a Person carrying on the same business or businesses as the Acquired Companies for all risks to which the Acquired Companies are normally exposed;

(D)	are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound;

(E)	will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F)	do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

(ii)	No Seller or Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)	The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

(iv)	The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

3.19 Environmental Matters

        Except as set forth in Part 3.19 of the disclosure letter:

    (a)        Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

    (b)        There are no pending or, to the Knowledge of Sellers and the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest.

    (c)        No Seller or the Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

    (d)        No Seller or Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Sellers and the Acquired Companies, with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

    (e)        There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any

structure therein or thereon. None of the Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Sellers and the Company,, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest except in full compliance with all applicable Environmental Laws.

    (f)        There has been no Release or, to the Knowledge of Sellers and the Company, the Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest, or [to the Knowledge of Sellers and the Acquired Companies] any geologically or hydrologically adjoining property, whether by Sellers, any Acquired Company, or any other Person.

    (g)        Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20 Employees

    (a)        Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 2005; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

    (b)        No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee or director. To Sellers’ Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

    (c)        Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.21 Labor Relations; Compliance

        Since December 31, 2005, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since December 31, 2005, there has not been, there is not presently pending or existing, and to Sellers’ Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. To Sellers’ Knowledge No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22 Intellectual Property

(a) Intellectual Property Assets The term "Intellectual Property Assets" includes:
(i)	the names Dick Foster Productions, Creative Productions, and, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(ii)	all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)	all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)	all rights in mask works (collectively, “Rights in Mask Works”); and

(v)	all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by any Acquired Company as licensee or licensor.

(b) Agreements

        Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which an Acquired Company is the licensee. There are no outstanding and, to Sellers’ Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business
(i)	The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies’ businesses as they are currently conducted [or as reflected in the business plan given to Buyer]. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii)	Except as set forth in Part 3.22(c) of the Disclosure Letter, all former and current employees of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

(d) Patents
(i)	Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(ii)	All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii)	No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers’ Knowledge, there is no potentially interfering patent or patent application of any third party.

(iv)	No Patent is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v)	All products made, used, or sold under the Patents have been marked with the proper patent notice.

(e) Trademarks
(i)	Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)	All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii)	No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers’ Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv)	To Sellers’ Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v)	No Mark is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi)	All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) Copyrights
(i)	Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. One or more of the Acquired

Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)	All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

(iii)	No Copyright is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv)	All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) Trade Secrets

(i)     With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)     Sellers and the Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii)     One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers’ Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23 Certain Payments

        Since January 1, 2000, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or to Sellers’ Knowledge any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

3.24 Disclosure

    (a)        No representation or warranty of Sellers, the Company or DG, in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

    (b)        No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

    (c)        There is no fact known to either Seller that has specific application to either Seller or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

3.25 Relationships With Related Persons

        No Seller or any Related Person of Sellers, or of any Acquired Company has, or since December 1, 2004 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies’ businesses. No Seller or any Related Person of Sellers or of any Acquired Company is, or since December 1, 2004 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a “Competing Business”) in any market presently served by such Acquired Company [except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market]. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

3.26 Brokers Or Finders

        Sellers, the Company and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4. Representations And Warranties Of Buyer

        Buyer represents and warrants to Sellers as follows:

4.1 Organization And Good Standing

        Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York.

4.2 Authority; No Conflict

    (a)        This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, the Employment Agreements, and the Promissory Notes (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

    (b)        Except as set forth in Schedule 4.2, the execution and delivery of this Agreement by Buyer and the consummation or performance of any of the Contemplated Transactions by Buyer will not give any Person, the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

    (i)        any provision of Buyer’s Organizational Documents;

    (ii)        any resolution adopted by the board of directors or the stockholders of Buyer;

    (iii)        any Legal Requirement or Order to which Buyer may be subject; or

    (iv)        any Contract to which Buyer is a party or by which Buyer may be bound.

        Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Investment Intent

        Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4 Certain Proceedings

        There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.5 Brokers Or Finders

        Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5. Covenants Of Sellers Prior To Closing Date

5.1 Access And Investigation

        Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) full and free access to each Acquired Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2 Operation Of The Businesses Of The Acquired Companies

        Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to:

    (a)        conduct the business of such Acquired Company only in the Ordinary Course of Business;

    (b)        use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

    (c)        confer with Buyer concerning operational matters of a material nature; and

    (d)        otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

5.3 Negative Covenant

        Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4 Required Approvals

        As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

5.5 Notification

        Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers’ representations and warranties as of the date of this Agreement, or if such Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6 Payment Of Indebtedness By Related Persons

        Sellers will cause all indebtedness owed to an Acquired Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing.

5.7 No Negotiation

        Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

5.8 Best Efforts

        Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6. Covenants Of Buyer Prior To Closing Date

6.1 Approvals Of Governmental Bodies

        As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2 Best Efforts

        Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7. Conditions Precedent To Buyer’s Obligation To Close

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 Accuracy Of Representations

    (a)        All of Sellers’ and the Company’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

    (b)        There shall not be any issued and outstanding Share Appreciation Rights except as specifically provided in Section .

7.2 Sellers’ Performance

    (a)        All of the covenants and obligations that Sellers and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

    (b)        Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

7.3 Consents

        Each of the Consents identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

7.4 Additional Documents

        Each of the following documents must have been delivered to Buyer:

    (a)        estoppel certificates executed on behalf of ______________ and _________________, dated as of a date not more than two (2) days prior to the Closing Date, each in the form of Exhibit 7.4(b) hereto; and

    (b)        such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers’ representations and warranties, (ii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5 No Proceedings

        Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6 No Claim Regarding Stock Ownership Or Sale Proceeds

        There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has any Share Appreciation Rights or the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7 No Prohibition

        Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8. Conditions Precedent To Sellers’ Obligation To Close

        Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1 Accuracy Of Representations

        All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 Buyer’s Performance

    (a)        All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

    (b)        Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Section 2.4(b)(i), and delievered the Promissory Notes pursuant to Seciton 2.4(b)(ii).

8.3 Consents

        Each of the Consents identified in Schedule 4.2 must have been obtained and delivered; and, such Consents must be in full force and effect on the Closing Date.

8.4 Additional Documents

        Buyer must have caused the following documents to be delivered to Sellers such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 2.4(a)(v), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with,

any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5 No Injunction

        There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9. Termination

9.1 Termination Events

This Agreement may, by notice given prior to or at the Closing, be terminated:

    (a)        by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

    (b)        (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

    (c)        by mutual consent of Buyer and Sellers; or

    (d)        by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 7, 2006, or such later date as permitted hereunder.

9.2 Effect Of Termination

        Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10. Indemnification; Remedies

10.1 Survival; Right To Indemnification Not Affected By Knowledge

        All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 Indemnification And Payment Of Damages By Sellers

        Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

    (a)        any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

    (b)        any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;

    (c)        any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

    (d)        any product shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date;

    (e)        any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such

Person with either Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

        The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

10.3 Indemnification And Payment Of Damages By Sellers — Environmental Matters

        In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

    (a)        any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

    (b)        any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

        Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

      10.4 Indemnification And Payment Of Damages By Buyer

        Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5 Time Limitations

        If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before the two year anniversary of the Closing Date, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, 3.13, or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the two year anniversary of the Closing Date, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

10.6 Limitations On Amount — Sellers

        Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 10.2 until the total of all Damages with respect to such matters exceeds $10,000, and then only for the amount by which such Damages exceed $10,000. Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (d) of Section 10.2 until the total of all Damages with respect to such matters exceeds $10,000, and then only for the amount by which such Damages exceed $10,000. However, this Section 10.6 will not apply to any Breach of any of Sellers’ representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.

10.7 Limitations On Amount — Buyer

        Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.4 until the total of all Damages with respect to such matters exceeds $10,000, and then only for the amount by which such Damages exceed $10,000. However, this Section 10.7 will not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

10.8 Right Of Set-Off

        Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 10 against amounts otherwise payable under the Promissory Notes. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Notes or any instrument securing a Promissory Note. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

10.9 Procedure For Indemnification — Third Party Claims

    (a)        Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

    (b)        If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any

Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

    (c)        Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

    (d)        Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

10.10 Procedure For Indemnification — Other Claims

        A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11. General Provisions

11.1 Expenses

        Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2 Public Announcements

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the

Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.3 Confidentiality

        Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, any written, oral, or other information obtained in confidence from written information stamped “confidential” when originally furnished by another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by [or necessary or appropriate in connection with] legal proceedings.

        If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer’s request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

11.4 Notices

        All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses, facsimile numbers and email address as a party may designate by notice to the other parties):

If to either of the Sellers:

Dick or Lynne Foster

6260 Stevenson Way Las Vegas, Nevada 89120 Fax No.: (702) 434-9784 E-mail: dfoster@dfpmail.com

With a copy to:   John Doechung Lee, Esq.
                           3375 Pepper Lane, Suite 102
                           Las Vegas, Nevada 89120
                           Fax No.:  (702) 898-9538
                           E-mail: john@johnleelaw.com

If to the Buyer:  Sibling Theatricals, Inc.
                           511 West 25th Street, Suite 503
                           New York, New York 10001
                           Attention: Mitchell Maxwell, President and CEO
                          Facsimile:    (212) 924-9183
                          Email:jay@SiblingEntertainment.biz; moonerspop@yahoo.com

With a copy to:           Sierchio Greco and Greco, LLP
                          720 Fifth Avenue
                          Suite 1301
                          New York, New York 10019
                          Attention: Joseph Sierchio, Esq.
                          Facsimile:    (212) 246-2225
                          Email: jsierchio@sggllp.com

If to the Company:        Dick Foster Productions, Inc.
                          6260 Stevenson Way
                          Las Vegas, Nevada 89120
                          Fax No.: (702) 434-9784

With copies to the Buyer and the Sellers.

11.5 Further Assurances

        The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.6 Waiver

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right

unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7 Entire Agreement And Modification

        This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.8 Disclosure Letter

    (a)        The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

    (b)        In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.9 Assignments, Successors, And No Third-Party Rights

        No party may assign any of its, his or her rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.10 Severability

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Construction

        This Agreement shall be construed in accordance with the following rules of construction:

    (a)        Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

    (b)        Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

    (c)        Headings.  The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

    (d)        Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

    (e)        Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

    (f)        Payments and Computations.  Except for the payment of the Purchase Price (which shall be paid at the Closing), each party shall make each payment due to another party to this Agreement not later than 2:00 p.m. New York time on the day when due.  All payments shall be measured and paid in U.S. dollars by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment.  All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Whenever any payment under this Agreement shall be due on a day other that a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

    (g)        Language. This Agreement represented a negotiated document and the language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

11.12 Time Of Essence

        With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence, unless adjournments and extensions are otherwise permitted.

11.13 Election of Directors

        Following the Closing the number of directors of the Company shall be fixed at five (5) and, until such time as the Second Installment is paid, each shareholder of the Company (a “Shareholder”) shall cast such Shareholder’s votes for the election of directors of the Company in favor of the election of four (4) individuals designated by Buyer and one (1) individual designated by the Sellers, as members of the Board of Directors of the Company.

11.14 Restrictive Legends on Certificates

        Each Shareholder agrees that the certificate(s) representing the Shares owned by such Shareholder shall be endorsed by the Company with a legend reading substantially as follows:

“The shares of stock represented by this Certificate (a) may not be voted, sold, assigned, transferred, or otherwise disposed of, or mortgaged, pledged, hypothecated, or subjected to any security interest or lien, or otherwise encumbered, except as provided in an Agreement dated as of November [ — ], 2006 between the holder hereof , the Company, and the other signatories thereto, a copy of which is on file at the office of the Company; and (b) have been acquired by the holder hereof for such holder’s own account and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act of 1933, as amended; and the transfer or disposition of this Certificate and the shares represented hereby is further restricted by said Securities Act and the rules and regulations thereunder in that such shares have not been registered under said Securities Act and may be offered, sold or transferred only if so registered or if counsel to the Company issues its opinion that an exemption from such registration is available.

        Each Shareholder shall submit his certificates to the Company at the Closing for stamping of the restrictive legend set forth herein.

11.15 Right of First Refusal

    (a)        For a period of three years following the date hereof, Sellers may not sell, assign, transfer, or otherwise dispose of, or mortgage, pledge, hypothecate, subject to any security interest or lien, or otherwise encumber, whether by gift, sale for consideration, testamentary disposition or otherwise (each of the foregoing being hereinafter referred to as a “Transfer”), other than in the case of a pledge of Shares to a lending institution to secure a loan to the Shareholder or to the Company, any Shares (or any security convertible into Shares) then owned by such Shareholder or any interest therein, without the prior written consent of Sibling and thereafter only in compliance with clauses (b), (c), (d), and (e) of this Section 11.15, except that a Transfer may be made without any such consent, but subject to the further provisions hereof, to any Permitted Transferee of such Seller. For purposes hereof, “Permitted Transferees” of a Seller shall mean each of the following persons: The Seller’s spouse, lineal and adopted descendants, executor, administrator or other legal representative; the spouse of such descendants; the executors, administrators or other legal representatives of any thereof; another Shareholder, and the trustees of any trust of which any one or more of such individuals shall constitute all of the identifiable beneficiaries; provided that no person shall be deemed to be a Permitted Transferee unless, prior to acquiring any Shares such person executes and delivers to the Company and Sibling a countersigned copy of this Agreement, pursuant to which such Permitted Transferee agrees to be bound by each and every provision imposed upon the Shareholders pursuant to Sections 11.13, 11.14 and 11.15.

    (b)        In the event that a Seller (“Selling Shareholder”) desires to transfer (other than as permitted under Section 11.15 ( a ) any Shares then owned by such Shareholder, such Shareholder shall upon obtaining a bona fide written offer from a third party (an “Offeror”) specifying the number of Shares to be Transferred, the price per share, and other terms of payment (the “Offer”), deliver a written notice (the “Offer Notice”) to the Company and Sibling, which Offer Notice shall constitute an irrevocable offer to sell such shares to the Company and Sibling on the terms and conditions set forth in the Offer (but substituting cash in place of any non-cash consideration other than promissory notes), which terms shall be subject and subordinate to the terms of this Agreement.

    (c)        The Company and the Sibling collectively shall be entitled to purchase all of such offered Shares by delivering a written notice (the “Acceptance”) to the Selling Shareholder within 30 days after delivery of the Offer Notice; provided that the total number of Shares to be purchased by the Company and the Sibling must equal in the aggregate the number of Shares specified in the Offer. Subject to the foregoing, if the Company and Sibling shall desire to purchase such Shares on the terms and conditions specified, the Company first shall be entitled to purchase any and all Shares desired to be purchased by it; and then Sibling shall be entitled to purchase all Shares not purchased by the Company.

    (d)        If the offer set forth in the Offer Notice is not accepted in whole by the Company and/or Sibling within such 30-day period, such offer shall be deemed to be rejected and terminated, and the Selling Shareholder shall be free to sell all of the Shares to the third party who delivered the Offer, but only upon the same or no more favorable terms and conditions than shall have been contained in the Offer, provided that as to any Shares for which the Selling Shareholder shall not have consummated such Transfer within 30 days after the termination of the 30-day period referred to in paragraph (b) above, the Selling Shareholder’s right to Transfer such Shares shall terminate, and such Shares shall again be subject to this Agreement to the same extent as if never originally offered to the Company and the Sibling. Upon any such sale to a third party, notice of such sale shall be given by the Selling Shareholder to the Company and Sibling. Notwithstanding the foregoing, no Transfer to an Offeror shall be effective unless, prior to acquiring any such Shares in such a Transfer, such Offeror executes and delivers to the Company and Sibling a copy of this Agreement, and thereby agrees to be bound by each and every provision imposed hereunder upon Shareholders.

    (e)        The purchase price payable under the terms of the Offer by the Company and/or Sibling to the Selling Shareholder shall be due and payable on the terms and conditions specified in the Offer Notice, against delivery of certificates evidencing all of the securities so purchased, duly endorsed for transfer free and clear of any and all liens, charges and encumbrances, and with any and all required transfer tax stamps affixed. If no time for such closing is specified in the Offer

Notice, then the closing of such sale shall occur on a date mutually agreeable to the Selling Shareholder, the Company and, if applicable, Sibling.

    (f)        Any transfer or attempt to transfer any Shares in violation of the terms and conditions of this Agreement shall not be valid and the transferee thereof shall not be deemed to be the registered holder of such Shares nor entitled to any of the rights of a holder thereof. The Company shall refuse to reflect any such transfer on its stock transfer records and shall treat the holder of such shares who is registered on its books and records as the owner thereof for all purposes.

11.16 Counterparts

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.17 Share Buy-Back Option.

        In the event that the Buyer shall fail to pay the Second Installment in accordance with the terms of the Promissory Note, the Sellers may upon written notice (the “Buy-Back Noitce”) to the Buyer, given after the expiration of any applicable cure period, elect to repurchase the Shares (prorata), in full satisfaction of any and all obligations of the Buyer to the Sellers arising hereunder, the Promissory Notes, or any Agreement delivered pursuant hereto, for the sum of Two Million ($2,000,000) dollars; the closing with respect to such repurchase shall occur no later than 120 days following the date of the Buy-Back Notice.

11.18 Governing Law; Jurisdiction; Jury Trial.

        The corporate laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by

law.     EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[Signatures Appear on the Following Page]

        In Witness Whereof, the parties have executed and delivered this Agreement as of the date first written above.

Sellers:

_________________________________                     _________________________
Dick Foster                                           Lynne Foster

Buyer:

Sibling Theatricals, Inc.

By:______________________
Name:
Title:

The Company:

Dick Foster Productions, Inc.

By:______________________
Name:
Title:

                                                          REVISED - EXHIBIT B
                                            ISSUANCE OF SONA SHARES AND WARRANTS TO SIBLING
                                                              Outstanding                       Open and
                                                                                               Planned
COMMON STOCK:                                                                  Reserved      Offerings    Fully Diluted
Current Shares Outstanding                                     27,992,472                                    27,992,472
RHS Debenture on Conversion @$0.50/share                                                     1,300,000        1,300,000
Shares - Series F - Current Private Offering                    3,157,931       418,304      2,138,065        5,714,300
Reserve for Mandatory Registration Rights                                       169,025                         169,025
Convertible Debenture $250,000 at $0.35/share                                                  714,288          714,288
Shares Reserved for Consulting Agreements                                       300,000                         300,000
------------------------------------------------------------------------------------------------------------------------
Total Shares                                                   31,150,403       887,329      4,152,353       36,190,085
------------------------------------------------------------------------------------------------------------------------
WARRANTS:
$0.275/ share Warrants (5 Year) Sibling Officers and
Consultants                                                     1,150,000                                     1,150,000
Moneta Capital (Extended through 2/28/06                                                     5,000,000        5,000,000
$0.50/ share Warrants (3 Year) (A)                                877,500                                       877,500
$0.50/ share Warrants (3 Year) (C)                                 65,000                                        65,000
$0.50/ share Warrants (3 Year) (S)                                 50,000                                        50,000
$0.55/ share Warrants (5 Year) (E)                                600,000                                       600,000
RHS Debenture @ $0.55/share (H-1)                                                              300,000          300,000
RHS Debenture Extension @ $0.55/share (H-1)                                                    300,000          300,000
RHS on Conversion @ $0.75/share (H-2)                                                          650,000          650,000
RHS on Conversion @ $1.00/share (H-3)                                                          650,000          650,000
$0.75/ share Warrants (5 Year) (D)                                998,736                                       998,736
$0.75/ share Warrants (5 Year) (E)                                600,000                                       600,000
$0.75/ share Warrants (5 Year) (F)                                                           2,857,150        2,857,150
$1.00/ share Warrants (5 Year) (F)                                                           2,857,150        2,857,150
Warrants Reserved for Licensed Brokers for Series F                                            300,000          300,000
Warrants Issued / Reserved Consultants                            578,000       717,500                       1,295,500
Warrants Reserved for $3 Million Debt Financing ($0.75)                                        357,144          357,144
Warrants Reserved for $3 Million Debt Financing ($1.00)                                        357,144          357,144
Warrants Reserved for $3 Million Debt Financing ($0.55)                                      1,200,000        1,200,000
Warrants Reserved for $3 Million Debt Financing ($0.75)                                      1,200,000        1,200,000
Warrants Reserved for $3 Million Debt Financing ($1.00)                                      1,200,000        1,200,000
------------------------------------------------------------------------------------------------------------------------
Total Warrants                                                  4,919,236       717,500     17,228,588       22,865,324
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Total Fully Diluted                                            36,069,639     1,604,829     21,380,941       59,055,409
========================================================================================================================

SUBSCRIPTION AGREEMENT – SERIES F

AS REVISED – SEPTEMBER 20, 2006

THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY (A) WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS DEFINED IN REGULATION S) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER, OR AN EXEMPTION FROM, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT.

This Subscription Agreement (this "Agreement") by and between __________________ (the "Investor"), and Sibling Entertainment Group, Inc., a New York Company (the "Company").

RECITALS

        Whereas, the Company is offering, on a no minimum basis, up to an aggregate of 1,428,575 units (the “Units”), each Unit consisting of (x) four (4) shares (the “Offered Shares”) of its common stock $0.001 par value per share (the “Common Stock”), and (y) two (2) stock purchase warrants substantially in the form of Exhibit A hereto (the “SERIES F-1 Warrant”) and (z) two (2) stock purchase warrant substantially in the form of Exhibit B hereto (the “SERIES F-2 Warrant”)) ( at a price of US$1.40 per Unit or $ 1,999,999.40 in the aggregate (the “Offering”). Each SERIES F-1 Warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $0.75 per share for a period of five (5) years commencing on the date of the acceptance of this Subscription Agreement by the Company and each SERIES F-2 Warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $1.00 per share for a period of five (5) years commencing on the date of the acceptance of this Subscription Agreement by the Company. All dollar references herein are to U.S. dollars unless otherwise indicated.

        Whereas, The Company has reserved the right to sell all or a portion of the units through registered broker/dealers, and in connection therewith will pay sales commissions equal to (x) a cash payment of 10% of the gross sale proceeds from such sales to generated by such registered broker/dealers and (y) a cashless exercise warrant to purchase a number of shares equal to 10% of the number of shares included in the number of units sold by such registered broker/dealers at a price per share equal to $0.35/share.

        Whereas, the Company will offer and sell Shares only to investors who either are “accredited investors” as defined in Regulation D as promulgated under the Securities Act of 1933, as amended (the “1933 Act”), and who otherwise satisfy any applicable criteria established by the laws of the jurisdiction in which they reside.

        Whereas, subject to the terms and conditions set forth herein, the Company desires to issue and sell to the Investor and the Investor desires to subscribe for the aggregate number of Units as set forth in Section 1.2 hereof.

        Now therefore, in consideration of the recitals and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Subscription and Purchase of Units; Price per Share; Closing.

    1.1.        Definitions.

        “1933 Act” means the Securities Act of 1933, as amended.

        “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

        “Accredited Investor” shall have the meaning ascribed thereto in Section 6.6 hereof.

        “Additional Shares of Common Stock” shall have the meaning ascribed thereto in Section 2.2 hereof.

         “Agreement” means this Subscription Agreement.

        “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are closed.

        “Closing Date” shall have the meaning ascribed thereto in Section 1.4 hereof..

        “Commission” means the Securities and Exchange Commission.

        “Common Sock” means shares of the Company’s common stock, $0.001 par value, or such securities that such stock shall hereafter be reclassified into.

        “Company,” “us,” “we,” “our,” means Sibling Entertainment Group, Inc.

        “Dilutive Issuance” shall have the meaning ascribed thereto in Section 2.1 hereof.

        “Dilutive Price” shall have the meaning ascribed thereto in Section 2.1 hereof.

        “Effective Date” means the date that this Agreement is executed by the Company as set forth on the signature page hereto.

        “Effectiveness Period” shall have the meaning ascribed thereto in Section 7.1.1 hereof.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Exercise Price” means the exercise price of the Warrants as the same may from time to time be adjusted.

        “Holder” or “Holders” means the holder or holders, as the case may be, from time to time, of Registrable Securities that have not been sold to the public or pursuant to Rule 144.

        “Indemnified Party” shall have the meaning ascribed thereto in Section 7.6.3 hereof.

        “Indemnifying Party” shall have the meaning set forth in Section 7.6.3 hereof.

        “Offered Shares” shall have the meaning ascribed thereto in the recitals to this Agreement.

        “Offering” means the offering of the 1,000,000 Units.

        “Per Share Purchase Price” shall have the meaning ascribed thereto in Section 1.5 hereof.

        “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

        “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

        “Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

        “Registrable Securities” means (a) the Purchased Shares and the Warrant Shares (without regard to any limitations on beneficial ownership contained in the Purchase Agreement or Warrants) or other securities issued or issuable to each Purchaser or its transferee or designee (i) upon exercise of the Warrants, or (ii) upon any distribution with respect to, any exchange for or any replacement of such Purchased Shares or Warrants or (iii) upon any conversion, exercise or exchange of any securities issued in connection with any such distribution, exchange or replacement; (b) securities issued or issuable upon any stock split, stock dividend, recapitalization or similar event with respect to the foregoing; and (c) any other security issued as a dividend or other distribution with respect to, in exchange for, in replacement or redemption of, or in reduction of the liquidation value of, any of the securities referred to in the preceding clauses; provided, however, that such securities shall cease to be Registrable Securities when such securities have been sold to or through a broker or dealer or underwriter in a public distribution or a public securities or when such securities may be sold without any restriction pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter, addressed to the Company’s transfer agent.

        “Registration Statement” means the registration statements and any additional registration statements contemplated by Section 7 hereof, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference in such registration statement.

        “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

        “Selling Stockholders” shall have the meaning ascribed thereto in Section 7.1.1 hereof.

        “SERIES F-1 Warrants” shall have the meaning ascribed thereto in the recitals to this Agreement.

        “SERIES F-2 Warrants” shall have the meaning ascribed thereto in the recitals to this Agreement.

        “Subscribed for Units” shall have the meaning ascribed thereto in Section 1.2 hereof.

        “Units” shall have the meaning ascribed thereto in the recitals to this Agreement.

        “Violation” shall have the meaning ascribed thereto in Section 7.6.1 hereof.

        “Warrants” means collectively the SERIES F-1 Warrants and the SERIES F-2 Warrants issued pursuant to this Agreement.

        “Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrants issued or to be issued to the Investor or its assignees or designees in connection with the offering consummated under this Agreement.

    1.2.        Subscription and Purchase of Units.

        Subject to the terms and conditions herein set forth, the Investor hereby subscribes for and agrees to purchase from the Company _____________________________ (__________) Units (the “Subscribed for Units”), at a price of $1.40 per Unit or an aggregate consideration of __________________ ($ _________) dollars (the “Purchase Price”).

    1.3.        Payment of Purchase Price.

        Simultaneously with the execution and delivery of this Agreement by the Investor, the Investor shall deliver the Purchase Price by check payable to the Company or by wire transfer of funds pursuant to wiring instructions provided by the Company and as set forth on Exhibit 1.3 hereto, delivery of which is hereby acknowledged by the Company.

    1.4.        Closing.

        The closing date means the date of acceptance of this Agreement by the Company (the “Closing Date”). The Closing of the purchase and sale of the Subscribed for Units shall take place at the offices of the Company, on the Closing Date, or at such other time and place or on such other business day thereafter as the parties hereto may agree. On the Closing Date, the

Company will deliver, or cause its stock transfer agent to deliver, as the case may be, a certificate(s) representing the Purchased Shares, the SERIES F-1 Warrant and the SERIES F-2 Warrant to the Investor against confirmation of collection of the Purchase Price.

    1.5.        Per Share Purchase Price.

        The per share purchase price per purchase share shall be $0.35 subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement and prior to Closing Date (the “Per Share Purchase Price”).

    1.6.        Limitations of Offering.

    1.6.1.        The Investor acknowledges that the Company is offering and selling the Subscribed for Shares only to investors who are “accredited investors” as defined in Regulation D (which definition is set forth on Exhibit 1.6.1 hereto) as promulgated under the 1933 Act, and who otherwise satisfy any applicable criteria established by the laws of the jurisdiction in which they reside.

    1.6.2.        The Investor must, simultaneously with the delivery of this Subscription Agreement, deliver a fully completed and signed Investor Questionnaire attached hereto as Exhibit 1.6.2.

    1.7.        Special state law considerations.

        Special state law considerations for residents of Arizona, California, Connecticut, Florida, New Jersey, Colorado and Illinois as set forth in Exhibit 1.7 hereto and are incorporated herein by reference.

    1.8.        No Minimum Number of Subscribed for Units Need be Sold.

        The Investor acknowledges that the Company is offering and selling the Units on a no minimum basis, and further acknowledges and understands that since there is no minimum number of Units to be sold, no proceeds will be held in an escrow account and all funds will be immediately available to, and for use by, the Company.

2. Anti-dilution Provisions.

      2.1 Dilutive Issuance.

        If at any time prior to twenty-four (24) months from the Closing Date the Company shall offer, sell, grant any option to purchase or offer, sell or grant any right to re-price its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition), Additional Shares of Common Stock (as hereinafter defined) without consideration or for a consideration per share less than the Per Share Purchase Price (subject to proportional adjustment in the event of combinations, subdivisions, recapitalizations and the like) (the “Dilutive Price”), then forthwith upon the occurrence of any such event (the “Dilutive Issuance”), the Company shall have the option to either issue additional shares of Common Stock or pay cash to the holders of the Shares such that the effective share price of any

Purchased Shares still held by the Investor hereunder shall become equivalent to the lower share price in the Dilutive Issuance.

      2.2 Definition of Additional Shares of Common Stock.

    2.2.1.        As used herein, “Additional Shares of Common Stock” shall mean all shares of Common Stock or any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock (including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, at an effective price per share which is less than the Dilutive Price.

    2.2.2.        If the Company issues any securities convertible or exchangeable into Common Stock, the maximum number of shares of Common Stock issuable thereunder shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, if the consideration per share of such Additional Shares of Common Stock (as hereinafter determined) is less than the Dilutive Price. Additional Shares of Common Stock, however, shall not include the issuance of (i) shares of Common Stock or options to employees, consultants, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (ii) securities upon the exercise of or conversion of any securities issued hereunder, convertible securities, options or warrants issued and outstanding as of the Closing Date, provided that such securities have not been amended since the Closing Date to increase the number of such securities, and (iii) securities issued pursuant to mergers, acquisitions or strategic transactions, provided any such issuance shall only be to an entity which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

    2.3.        Limitations on Common Stock Purchases.

        Unless the Investor delivers to the Company irrevocable written notice prior to the Closing Date or sixty-one days prior to the effective date of such notice that this sub-Section 2.4 shall not apply to such Purchaser, the Investor may not acquire a number of shares of Common Stock pursuant to this Section 2 to the extent that, upon such exercise, the number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Investor’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) exceeds 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission,

and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act.]

3.     Investor’s Conditions of Closing.

        The Investor’s obligation to purchase and pay for the Subscribed for Units is subject to the satisfaction or waiver, of the condition that the representations, warranties and covenants of the Company set forth in Section 6 hereof shall be true in all material respects on and as of the Closing Date, except to the extent of changes caused by the transactions herein contemplated; and, if the Closing Date is other than the date hereof, the Company shall deliver to Investor a certificate of a duly authorized officer of the Company, dated the Closing Date, to such effect.

4.     Company’s Conditions of Closing.

        The Company’s obligation to sell the Subscribed for Units is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions contained in this Section 4.

    4.1.        Representations, Warranties and Covenants.

        The representations, warranties and covenants of the Investor set forth in Section 8 hereof shall be true in all material respects on and as of the Closing Date.

    4.2.        Payment of Purchase Price.

        The Investor shall have purchased and paid for the Subscribed for Units by delivery of the Purchase Price.

         4.3 No Adverse Action or Decision.

        There shall be no action, suit, investigation or proceeding pending, or to the Company’s knowledge, threatened, against or affecting the Company or any of its properties or rights, or any of its affiliates, associates, officers or directors, before any court, arbitrator, or administrative or governmental body that (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement, or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

         4.4 Compliance with Securities Laws.

        The offer and sale of the Subscribed for Units under this Agreement shall have complied with, and shall not be prohibited by, all applicable requirements of the 1933 Act or applicable state securities laws.

5.     Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Investor that:

    5.1.        Corporate Existence.

        The Company is a Company duly organized, legally existing, and in good standing under the laws of the State of New York with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

    5.2.        Authorization; Enforcement(b) Authorization; Enforcement.

        The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. When executed and delivered in accordance with the terms hereof, this Agreement shall constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. Anything herein to the contrary notwithstanding, this Agreement shall not become a binding obligation of the Company until it has been accepted by the Company as evidenced by its execution by a duly authorized officer.

    5.3.        Agreement Not in Conflict.

        The execution and delivery of this Agreement by the Company and the completion of the transactions contemplated hereby do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both): (A) any statute, rule or regulation applicable to the Company; (B) the charter documents, by-laws or resolutions of the Company which are in effect at the date hereof; (C) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Company is a party or by which it is bound; or (D) any judgment, decree or order binding the Company or, to the best of its knowledge, information and belief, the property or assets of the Company.

    5.4.        Authorized and Outstanding Capital Stock.

        The Company’s authorized capital stock of consists of 100,000,000 shares of common stock, $0.001 par value per share; and, as at September 20, 2006 there were 28,688,472 shares of common stock issued and outstanding and 16,239,972 shares reserved inclusive of shares and warrants previously issued pursuant to the Company’s Series F Offering. There are no other securities of the Company issued or outstanding and no shares reserved for issuance upon conversion of outstanding debentures. If all of the Units are sold there will be an aggregate of 33,342,472 shares issued and outstanding and 18,182,256 shares reserved.

         5.5. Compliance with Reporting Obligation

        The Company is current in its reporting obligations under the Exchange Act.

         5.6 Contemplated Merger with Sona Development Corp.

        Sibling Entertainment Group, Inc. (SEGI) is a non-trading public company. On June 28, 2006, SEGI signed a definitive agreement with Sona Development Corp, a Texas Corporation currently trading (OTCBB:SDVC) for the acquisition of all of SEGI’s subsidiaries in exchange for stock and warrants on a 1:1 basis as “C” Reorganization (Section 368(a)(1)(C) of the Internal Revenue Code).

        Specific disclosure and filings can be found at the www.sec.gov under the following company names, Sona Development Corp. (0001099728) and Sibling Entertainment Group, Inc. (0001057222). All such disclosures and filings are incorporated in this Subscription Agreement by reference as if fully set forth this Agreement.

6.     Representations, Warranties and Acknowledgements of Investor.

        The Investor represents, warrants and covenants to the Company that:

    6.1.        Organization; Authority.

        The Investor has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and to carry out its obligations hereunder. The Investor, if:

(a)	a company, trust, partnership, qualified plan or other entity, it is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and is authorized and qualified to become a holder of the Subscribed for Units, the person signing this Agreement on behalf of such entity has been duly authorized to execute and deliver this agreement, and the acquisition of the Subscribed for Units by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary action to be taken on the part of the Investor; or

(b)	If the Investor is not an individual, the Investor has the requisite power, authority and legal capacity to execute and deliver this Subscription Agreement, to perform all of its obligations hereunder and to undertake all actions required of the Investor hereunder, and all necessary approvals of its directors, partners, shareholders, trustees or otherwise (as the case may be) with respect to such matters have been given or obtained.

(c)	in any case, this Agreement has been duly executed and delivered by the Investor and constitutes a valid and legally binding obligation of the Investor, enforceable against the Investor, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The entering into of this Agreement and the transactions contemplated hereby will not result in a violation of any of the terms or provisions of any law applicable to the Investor, or any of the Investor’s charter documents, or of any agreement to which the Investor is a party or by which it is bound.

    6.2.        Acquisition of Subscribed for Units for Investment.

        The Investor is acquiring the Subscribed for Units as principal for its own account for investment purposes only and not with a view to or for distributing or reselling the Subscribed for Units or any part thereof or interest therein, without prejudice, however, to the Investor’s right, subject to the provisions of this Agreement and in accordance with all applicable laws, at all times to sell or otherwise dispose of all or any part of such Subscribed for Units as otherwise permitted hereunder. Except as otherwise disclosed in writing to the Company, the Investor is not acting jointly or in concert with any other person or company for the purposes of acquiring any of the Units.

    6.3.        Experience of Investor.

        The Investor either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating and assessing the merits and risks of the prospective investment in the

Subscribed for Units, and has so evaluated the merits and risks of such investment and has determined that the Subscribed for Units are suitable to investment for him.

    6.4.        Ability of Investor to Bear Risk of Investment.

        The Investor is able to bear the economic risk of an investment in the Subscribed for Units; and, at the present time, is able to afford a complete loss of such investment. The Investor acknowledges that the purchase of the Subscribed for Units is a highly speculative investment, and that the Company’s current and proposed business operations may be adversely affected by a number of factors, many of which are beyond its control, including, but not limited to, those set forth in the Section entitled “Risk Factors” in the Company’s most recent annual report on Form 10KSB, as filed with the United States Securities and Exchange Commission.

    6.5.        No Conflict or Violation.

        The execution, delivery, and performance of this Agreement by Investor and the consummation by Investor of the transactions contemplated hereby will not conflict with or result in a default under the terms of any material contract, agreement, obligation or commitment applicable to Investor. The execution, delivery and performance by the Investor of this Subscription Agreement and the completion of the transaction contemplated hereby do not and will not result in a violation of any law, regulation, order or ruling applicable to the Investor, and do not and will not constitute a breach of or default under any of the Investor’s charter documents (if the Investor is not a natural person) or any agreement to which the Investor is a party or by which it is bound.

    6.6.        Regulation D – US Accredited Investor Status.

        The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D. Specifically, Investor either: (i) has an individual net worth, or joint net worth with Investor’s spouse, in excess of $1,000,000, (ii) had an individual income in excess of $200,000 in each of the two most recent years or joint income with Investor’s spouse in excess of $300,000 in each of those two years and has a reasonable expectation of reaching the same income level in the current year, (iii) is a Company or partnership not formed for the specific purpose of acquiring the securities offered hereby, with total assets in excess of $5,000,000, or (iv) is an entity in which all of the equity owners are accredited persons as described in clauses (i) through (iii) above (in which case, Investor has caused Schedule A to the Investor Questionnaire (Exhibit 1.4(b) hereto to be executed and delivered, along with this Agreement, to the Company). Investor can afford to lose Investor’s entire investment in the Company.

    6.7.        Transfer of Restrictions.

    6.7.1.        The Investor acknowledges that the certificates representing Subscribed for Units and/or shares and warrants (as well as the shares issuable upon exercise of the warrants) comprising the Units shall bear a legend substantially as follows:

"THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933,

         AS

AMENDED	(THE “1933 ACT”) AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER, OR OTHER APPLICABLE EXEMPTION FROM, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT. IN EACH INSTANCE AS EVIDENCE BY AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY.”

        6.7.2 The Investor understands and acknowledges that except as set forth in this Agreement the Company has the right not to record a purported transfer of the Subscribed for Units without the Company being satisfied that such transfer is exempt from or not subject to registration under the U.S. 1933 Act and any applicable state securities laws.

        6.7.3 The Investor understands and acknowledges that the Company is not obligated to file and has no present intention of filing with the Commission or with any state or provincial securities administrator any registration statement or prospectus in respect of re-sales of the Subscribed for Units in the United States or elsewhere.

    6.7.4.        The Investor confirms that it has been advised to consult its own legal and financial advisors with respect to the suitability of the Subscribed for Units as an investment for the Investor and the resale restrictions to which the Subscribed for Units will be subject under applicable securities legislation and confirms that no representation has been made to the Investor by or on behalf of the Company with respect thereto.

    6.8.        No Offering Memorandum.

        The Investor acknowledges that the offering is being conducted without delivery of an offering memorandum and that it has not relied on any oral representation, warranty or information in connection with the offering of the Subscribed for Units by the Company, or any officer, employee, agent, affiliate or subsidiary of the Company.

6.9 . No Approval by Regulatory Authority.

        The Investor understands that no securities commission, stock exchange, governmental agency, regulatory body or similar authority has made any finding or determination or expressed any opinion with respect to the merits of an investment in Units of which the Subscribed for Units are a part.

    6.10.        No Representation as to Value of Subscribed for Units.

        The Investor confirms that neither the Company nor any of its directors, employees, officers, consultants, agents or affiliates, has made any representations (written or oral) to the Investor regarding the future value of the Subscribed for Units and acknowledges and confirms that no representation has been made to the Investor with respect to the listing of the Subscribed for Units on any exchange or that application has been or will be made be made for such listing. In making its investment decision with respect to the Subscribed for Units, the Investor has relied solely upon publicly available information relating to the Company and not upon any verbal or written representation made by or on behalf of the Company.

    6.11.        No Advertisement.

        The Investor is not and has not become aware of any advertisement in printed public media or on radio, television or other form of communication (including electronic display such as the Internet) with respect to the Offering.

    6.12.        No Joint Action.

        Except as disclosed in writing to the Company, the Investor does not act jointly or in concert with any other person or company for the purposes of acquiring the Subscribed for Units.

         6.13 Tax Consequences.

        The investment in the Units may have tax consequences under applicable taxation laws, that it is the sole responsibility of the Investor to determine and assess such tax consequences as may apply to its particular circumstances, and the Investor has not received and is not relying on the Company for any tax advice whatsoever.

7. Registration Rights.

    7.1.        Mandatory Registration.

        7.1.1 The Company shall prepare and file, on the six (6) month anniversary of the Closing Date, with the Commission a “shelf” Registration Statement covering all Registrable Securities for a secondary or resale offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (or if such form is not available to the Company on another form appropriate for such registration in accordance herewith). The Company shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act within ninety (90) days of the filing (including filing with the Commission a request for acceleration of effectiveness in accordance with Rule 461 promulgated under the Securities Act within five (5) business days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that a Registration Statement will not be “reviewed,” or not be subject to further review) and to keep such Registration Statement continuously effective under the Securities Act until such date as is the earlier of (x) the date when all Registrable Securities covered by such Registration Statement have been sold, (y) two (2) years from the effective date of the Registration Statement or (z) with respect to the Investor, such time as all Registrable Securities held by the Investor may be sold without any restriction pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter, addressed to the Company’s transfer agent to such effect (the “Effectiveness Period”). For purposes of the obligations of the Company under this Agreement, no Registration Statement shall be considered “effective” with respect to any Registrable Securities unless such Registration Statement lists the Investor as “Selling Stockholders” and includes such other information as is required to be disclosed with respect to Investor to permit it to sell its Registrable Securities pursuant to such Registration Statement. Upon the initial filing thereof, the Registration Statement shall cover at least 100% of the Purchased Shares and 100% of the Warrant Shares. Such Registration Statement also shall cover, to the extent allowable under the Securities Act and the Rules promulgated thereunder (including Securities Act Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities.

    7.1.2.        If a Registration Statement covering the Registrable Shares has not been declared effective within 90 days of the filing, the Investor shall receive a number of Shares equal to 1.5% of the number of Shares purchased pursuant hereto for each

30 days thereafter during which the Registrable Shares have not been registered, subject to a maximum penalty of 9% of the number of Shares purchased pursuant hereto.

        7.1.3 Any Registration Statement filed by the Company pursuant hereto may such additional restricted securities of the Company as the Company, in its sole discretion, may determine.

         7.2Piggyback Registration.

        7.2.1 Commencing nine (9) months after the Closing Date, and for a period of two years thereafter, if there is then no effective registration statement in respect of the Registrable Securities, if the Company proposes to file a registration statement under the Securities Act with respect to an offering for its own account or the account of stockholders of the Company, of any class of its equity securities (other than a registration statement on Form S-8 (or any successor form) or any other registration statement relating solely to employee benefit plans or filed in connection with an exchange offer, a transaction to which Rule 145 (or any successor provision) under the Securities Act applies or an offering of securities solely to the Company’s existing shareholders), then the Company shall in each case give written notice of such proposed filing to the Holder as soon as practicable (but no later than 20 business days) before the anticipated filing date, and such notice shall offer each Holder the opportunity to register such number of shares of Registrable Securities as such Holder may request. Each Holder desiring to have included Registrable Securities in such registration statement shall so advise the Company in writing within 10 business days after the date on which the Corporation’s notice is so given, setting forth the number of shares of Registrable Securities for which registration is requested.

        7.2.2 If the Company’s offering is to be an underwritten offering, the Company shall, subject to the further provisions of this Agreement, use its reasonable best efforts to cause the managing underwriter or underwriters to permit the Holders of the Registrable Securities requested to be included in the registration for such offering to include such Registrable Securities in such offering on the same terms and conditions as any similar securities of the Company included therein. The right of each Holder to registration pursuant to this Section 7.2 in connection with an underwritten offering by the Company shall, unless the Company otherwise assents, be conditioned upon such Holder’s participation as a seller in such underwritten offering and its execution of an underwriting agreement with the managing underwriter or underwriters selected by the Corporation. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement.

        7.2.3 Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering deliver a written opinion to the Company that either because of (a) the kind of securities that the Company, the Holders and any other persons or entities intend to include in such offering or (b) the size of the offering that the Company, the Holders and any other persons or entities intend to make, the success of the offering would be materially and adversely affected by inclusion of the Registrable Securities requested to be included, then (i) in the event that the size of the offering is the basis of such managing underwriter's opinion, the number of shares of Registrable Securities to be registered and offered for the accounts of Holders shall be reduced pro rata on the basis of the number of securities requested by such Holders to be registered and offered to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters (provided that if securities are being registered and offered for the account of other persons or entities in addition to the Company, such reduction shall not be proportionally greater than any similar reductions imposed on such other persons or entities) and (ii) in the event that the combination of securities to be offered is the basis of such managing underwriters opinion, (x) the Registrable Securities to be included in such registration and offering shall be reduced as described in clause (i) above or (y) if such actions would, in the reasonable judgment of the managing underwriter, be insufficient to substantially eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, such Registrable Securities will be excluded entirely from such registration and offering.

        7.2.4 Any Registrable Securities excluded from an from an underwriting shall, if applicable, be withdrawn from registration and shall not, without the consent of the Corporation, be transferred in a public distribution prior to the earlier of ninety (90) days (or such other shorter period of time as the managing underwriter may require) after the effective date of the registration statement or ninety (90) days after the date the Holders of such Restricted Stock are notified of such exclusion from registration and shall not, without the consent of the Corporation, be transferred in a public distribution prior to the earlier of ninety (90) days (or such other shorter period of time as the managing underwriter may require) after the effective date of the registration statement or ninety (90) days after the date the Holders of such Restricted Stock are notified of such exclusion underwriting shall, if applicable, be withdrawn

        7.2.5 For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

    7.3.        Obligations of the Company with Respect to the Filing of a Registration Statement.

        Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

    (a)        Prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective, and, keep such Registration Statement effective, subject to earlier termination as provided herein, for up to two (2) years from the date such Registration Statement is declared effective.

    (b)        Prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

    (c)        Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may be reasonably required in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

    (d)        Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

    (e)        In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering (it being understood and agreed that, as a condition to the Company’s obligations under this clause (e), each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement).

    (f)        Notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act on the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

    (g)        Notify the Holders of Registrable Securities to be sold (which notice shall be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably possible of (i) any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information; (ii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; (iv) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (v) the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of the Registration Statement or Prospectus; provided that any and all of such information shall remain confidential to each Holder until such information otherwise becomes public, unless disclosure by a Holder is required by law; provided, further, notwithstanding each Holder’s agreement to keep such information confidential, the Holders make no acknowledgement that any such information is material, non-public information. Furnish to each Holder, without charge, at least one conformed copy of each such Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Person, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission. If the Company notifies the Holders in accordance with clauses (ii) through (iv) above, to suspend the use of the use of any Prospectus until the requisite changes to such Prospectus have been made, then the Holders shall suspend use of such Prospectus. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable.

    7.        5. Holder’s Obligation to Furnish Information.

        It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 7.1 or 7.2 hereof that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities. The Company may require, at any time prior to the Filing Date, each Holder to furnish to the Company a statement as to the number of shares of Common Stock beneficially owned by such Holder and, if requested by the Commission and the Holder is not an individual, the controlling person thereof, within three business days of the Company’s request.

         7.6 Indemnification

        7.6.1 By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)	any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)	any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such Registration Statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

        7.6.2 By Selling Holders. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such Registration Statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred and as incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.

        7.6.3 Conduct of Indemnification Proceedings. If any proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the

employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have prejudiced the Indemnifying Party. An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the expense of one such counsel for each Holder shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

        Subject to the terms of this Agreement, all fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

        7.6.4 Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the Registration Statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Commission Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus (i) was furnished to the indemnified party and (ii) was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

         7.7 Additional Undertakings.

    7.7.1.        Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

    7.7.2.        Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 7.4(g), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 3(h), or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this Section.

    7.7.3.        The Holder who is a party to this Agreement, acknowledges that the Company is entering into identical agreement with other holders of the Company’s securities; each such agreement being deemed a separate and independent agreement between the Company and such other Holders, except that each Holder acknowledges and consents to the rights granted to each other Holder under such agreements. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and neither Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

        7.8 Expenses. All expenses incurred in connection with a registration pursuant to this Section 7, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company. If the registration statement pertains to an underwritten offering each Holder participating in a registration pursuant to this Section 7 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. In no event shall the Company be responsible for any broker or similar commissions or any legal fees or other costs of the Holders.

    8.        Miscellaneous.

         8.1. Amendment; Waivers.

        No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Investor; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         8.2 Survival of Representations and Warranties.

        All representations, warranties and agreements contained herein or made in writing by or on behalf of any party to this Agreement in connection herewith shall survive the execution and delivery of this Agreement.

    8.3.        Reliance and Indemnification.

    8.3.1.        The Investor understands and acknowledges that (i) the Units are being offered and sold to the Investor without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption, depends in part on, and the Company will rely upon, the accuracy and truthfulness of, the foregoing representations and warranties and the Investor hereby consents to such reliance. The Investor agrees that the representations, warranties and covenants of the Investor contained herein (or in any Representation Letter executed and delivered by the Investor pursuant to the provisions hereof) shall be true and correct both as of the execution of this Subscription Agreement and as of the Closing Date, and shall survive the completion of the distribution of the Units. The Investor hereby agrees to notify the Company immediately of any change in any representation, warranty, covenant or other information relating to the Investor contained in this Agreement which takes place prior to Closing.

    8.3.2.        The Investor agrees to indemnify the Company, and each of its officers, directors, employees, consultants and agents from and against all losses, claims, costs, expenses, damages or liabilities that any of them they may suffer or incur as a result of or in connection with their reliance on such representations, warranties and covenants. The Investor acknowledges and agrees that the Company acts as trustee of the Investor’s covenants hereunder for each of its officers, directors, employees, consultants and agents entitled to indemnity hereunder and shall be entitled to enforce such covenants on behalf of such persons.

    8.4.        Successors and Assigns; No Third Party.

        All covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and, to the extent provided in this Agreement.

8.5 Notices.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern Standard Time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in the this Agreement later than 4:30 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company: c/o Sibling Entertainment Group, Inc. Att: James Cardwell 511 West 25th Street, 503 New York, NY 10001

        If to the Investor: At the address set forth below the Investor’s name on the signature page hereto; or such other address as may be designated in writing hereafter, in the same manner, by such party.

8.6 Headings.

The headings herein are inserted for convenience only and do not constitute a part of this Agreement. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Agreement, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes. The descriptive headings of the several articles and sections of this Agreement are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

    8.7.        Remedies.

        In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Investor will be entitled to specific performance of the obligations of the Company hereunder. The Company and the Investor agree that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

    8.8.        Entire Agreement.

        This Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

    8.9.        Severability.

        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10 Counterparts.

        This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this

Agreement bearing the

signature of the party so delivering this Agreement. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed execution page(s) hereof to be physically delivered to the other party within five days of the execution hereof, provided that the failure to so deliver any manually executed execution page shall not affect the validity or enforceability of this Agreement.

    8.11.        Fees and Expenses.

        Except as otherwise provided herein, each of the parties hereto shall pay its own fees and expenses, including attorney fees, in connection with the transactions contemplated by this Agreement.

    8.12.        Effective Date of Agreement.

        The date of acceptance of this Agreement by the Company, as set forth on the signature page, shall be the “effective date” hereof.

    8.13.        Governing Law; Consent to Jurisdiction.

        All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Signatures appear on the next page

        IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed as of the dates set forth below.

 (Name of Investor - please print)                                      Number

                                                                        Of                       Units:
By:   _______________________________________                                                .
Authorized Signature (Print):  Janusz Szantruczek
                                                                        Aggregate Consideration: $                     .
(Official Capacity or Title - please print)
 (Please print name of individual whose signature  appears above if     Paid by Delivery of:                        .
different than the name of the Investor printed above.)
                                                                        Date the Subscription
                                                                        Agreement Signed by the
-------------------------------------------------------------------     Investor:_
                                                                        .

                                                                        Deliver the Subscribed for Units as set forth below:
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(Investor's Address including Country of Residence)                     ------------------------------------------------------

                                                                        (Name)

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(Telephone Number) (Facsimile No.)
                                                                         (Account Reference, if applicable)
Register the Subscribed for Units as set forth below:

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                                                                        (Address)
(Name)

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 (Account Reference, if applicable)
                                                                        (Telephone Number) (Facsimile No.)

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(Address)
                                                                        (Social Security Number or Tax ID)

ACCEPTANCE

The Company hereby  accepts the above  subscription  for  Subscribed  for Units of the Company  effective the _____day of ___________ ,
2006.

Sibling Entertainment Group, Inc.

By: ________________________

Mitchell Maxwell, President

Exhibit A

FORM OF SERIES F-1 WARRANT

NEITHER THIS WARRANT NOR THE SECURITIES FOR WHICH THIS WARRANT IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE LAWS IN EACH INSTANCE AS EVIDENCE BY AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY.

SIBLING ENTERTAINMENT GROUP, INC.

SERIES F-1 Warrant No. ___________ Dated: ___________________________

Sibling Entertainment Group, Inc., a company organized and existing under the laws of the State of New York (the “Company”), hereby certifies that, for value received, [________________], or its registered assigns (the “Warrant Holder”), is entitled, for every one SERIES F-1 Stock Purchase Warrant owned, subject to the terms set forth below, to purchase from the Company one (1) share of the Company’s common stock, $0.001 par value (the “Common Stock”) (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $0.75 per share (as adjusted from time to time as provided in Section 6 (the “Exercise Price”). This Warrant certificate represents [__________________] SERIES F-1 Stock Purchase Warrants (collectively, the “Warrants”). This Warrant is issued pursuant to a Subscription Agreement dated ___________, 2006 for reference purposes between the Company and the original holder of this Warrant. The Warrants may be exercised at any time and from time to time from and after the date thereof and through and including 5:00 p.m. Eastern Standard Time on __________________, 200___ (1)(the “Expiration Date”), and subject to the following terms and conditions:

1.     Registration of Warrant. The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Warrant Holder hereof from time to time. The Company may deem and treat the registered Warrant Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Warrant Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

2.     Investment Representation. The Warrant Holder by accepting this Warrant represents that the Warrant Holder is acquiring this Warrant for its own account or the account of an affiliate for investment purposes and not with the view to any offering or distribution and that the Warrant Holder will not sell or otherwise dispose of this Warrant or the underlying Warrant Shares in violation of applicable securities laws. The Warrant Holder acknowledges that the certificates representing any Warrant Shares will bear a legend indicating that they have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and may not be sold by the Warrant Holder except pursuant to an effective registration statement under, or pursuant to an exemption from registration requirements of, the Securities Act, and in accordance with applicable state securities laws. If this Warrant was acquired by the Warrant Holder pursuant to the exemption from the registration requirements of the Securities Act afforded by Regulation S thereunder, the Warrant Holder acknowledges and covenants that this Warrant may not be exercised by or on behalf of a US Person during the one year distribution compliance period (as defined in Regulation S) following the date hereof.

3.     Validity of Warrant and Issue of Shares. The Company represents and warrants that this Warrant has been duly authorized and validly issued and warrants and agrees that all of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, when issued upon such exercise, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof. The Company further warrants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of Common Stock to provide for the exercise of the rights represented by this Warrant.

4.     Registration of Transfers and Exchange of Warrants

(a)     Subject to compliance with the legend set forth on the face of this Warrant, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant with the Form of Assignment attached hereto duly completed and signed, to the Company at the office specified in or pursuant to Section 9. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Warrant Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a Warrant Holder of a Warrant.

(b)     This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder to the office of the Company specified in or pursuant to Section 9 for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder. Any such New Warrant will be dated the date of such exchange.

5.     Exercise of Warrants.

(a)     Upon surrender of this Warrant with the Form of Election to Purchase attached hereto duly completed and signed to the Company, at its address set forth in Section 9, and upon payment and delivery of the Exercise Price per Warrant Share multiplied by the number of Warrant Shares that the Warrant Holder intends to purchase hereunder, in lawful money of the United State of America, in cash or by certified or official bank check or checks, to the

Company, all as specified by the Warrant Holder in the Form of

Election to Purchase, the Company shall promptly (but in no event later than 5 business days after the Date of Exercise (as defined herein)) issue or cause to be issued and cause to be delivered to or upon the written order of the Warrant Holder and in such name or names as the Warrant Holder may designate (subject to the restrictions on transfer described in the legend set forth on the face of this Warrant), a certificate for the Warrant Shares issuable upon such exercise, with such restrictive legend as required by the Securities Act. Any person so designated by the Warrant Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant.

        A “Date of Exercise” means the date on which the Company shall have received (i) this Warrant (or any New Warrant, as applicable), with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares so indicated by the Warrant Holder to be purchased. Two warrants are required to purchase a Warrant Share.

(b)     This Warrant shall be exercisable at any time and from time to time for such number of Warrant Shares as is indicated in the attached Form of Election To Purchase, provided that such exercise is for not less than the lesser of 5,000 Warrant Shares or such lesser number of Warrant Shares to which this Warrant entitles the Warrant Holder to acquire upon the exercise hereof. If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

6. Certain Adjustments.

    (a)        In case the Company shall (i) pay a stock dividend (in excess of 5% of the issued and outstanding Common Stock) or make a distribution to holders of Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) split its outstanding shares of Common Stock into a larger number of shares (iv) combine its outstanding shares of Common Stock into a smaller number of shares, or (v) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, (A) the Warrant Exercise Price shall be increased or decreased, as the case may be, to any amount which shall bear the same relation to the Exercise Price in effect immediately prior to such action as the total number of shares outstanding immediately prior to such action shall bear to the total number of shares outstanding immediately after such action and (B) the Warrants automatically shall be adjusted so that they shall thereafter evidence the right to purchase the kind and number of Warrant Shares or other securities which the holder of the Warrants would have owned and would have been entitled to receive after such action if the Warrants had been exercised immediately prior to such action or any record date with respect thereto. By way of example, and not in limitation, if the Company declares a stock split on a two for one basis, the number of Warrant Shares that may then be purchased, under each of the SERIES F-1 Warrant and SERIES F-2 warrant respectively, would be two Warrant Shares at a price per share of $0.275 and $0.375, respectively.

    (b)        If during term of this Warrant the Company shall offer, sell, grant any option to purchase or offer, sell or grant any right to re-price its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition), Additional

Shares of Common Stock (as hereinafter defined) without consideration or for a consideration per share less than the Exercise Price (subject to proportional adjustment in the event of combinations, subdivisions, recapitalizations and the like), then forthwith upon the occurrence of any such event, then the Exercise Price shall be reduced to match such lower conversion price, warrant strike price or stock price. In the event that the Company issues a security with a conversion price or strike price that varies with market conditions, then the price governing this “full-ratchet anti-dilute” provision will include in its choice-set from which to choose the lowest price for ratcheting the lowest price available to any investor in a security with such a variable conversion or strike price as indicated by market conditions or, at Holder’s option, the right to alter his conversion feature, strike price or stock price to be governed by that same variable price formula.

    (c)        Unless the Holder delivers to the Company irrevocable written notice prior to the date hereof or sixty-one days prior to the effective date of such notice that this Section 6(c) shall not apply to such Purchaser, the Investor may not acquire a number of shares of Common Stock pursuant to this Section 6 to the extent that, upon such exercise, the number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Investor’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (including shares held by any “group” of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) exceeds 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and applicable regulations of the Securities and Exchange Commission, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Securities Exchange Act of 1934, as amended. 7. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares that shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrants Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 7, be issuable on the exercise of this Warrant, the Company shall, at its option, (i) pay an amount in cash equal to the Exercise Price multiplied by such fraction or (ii) round the number of Warrant Shares issuable, up to the next whole number.

8.     Redemption.

        This Warrant is redeemable by the Company at any time after six (6) months from the date of issuance, upon 30 days written notice (the “Redemption Notice”) to the registered holder thereof at a price of $0.001 per Warrant, provided that the Company’s common stock shall then be listed and/or quoted on a Trading Market and shall have closed at a bid price of $2.50 or more for more than 10 consecutive Trading Days. This Warrant may no longer be assigned or otherwise transferred by the record holder thereof, following the date on which the Redemption Notice is given. However, the record holder of this Warrant may still exercise the Warrant during the period between the date of the Redemption Notice and the date specified therein for the redemption of the

Warrant.

For purposes of this Warrant, the term “Trading Market” shall mean any market or exchange on which the Company’s common stock is then eligible for trading, including but not limited to the OTC Bulletin Board (“OTC’), the Nasdaq Small Cap Market, New York Stock Exchange, American Stock Exchange or the Nasdaq National Market (each, a “Trading Market”); and the term “Trading Day” means (a) a day on which the Common Stock is traded on a Trading Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC, or (c) if the Common Stock is not quoted on the OTC, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

9.

Notice. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section, (ii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (1) if to the Company, to Sibling Entertainment Group, Inc., 511 West 25th Street, Suite 503, New York, NY 10001 Attention: Mitchell Maxwell, President, or to Mitchell Maxwell, President, Sibling Entertainment Group, Inc. Fax: (212) 924-9183 if sent by facsimile; or (2) if to the Warrant Holder, to the Warrant Holder at the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Warrant Holder may provide to the Company in accordance with this Section.

10.	Miscellaneous.

(a)

This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Warrant may be amended only in writing and signed by the Company and the Warrant Holder.

(b)

Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Warrant Holder any legal or equitable right, remedy or cause of action under this Warrant; this Warrant shall be for the sole and exclusive benefit of the Company and the Warrant Holder.

(c)	This Warrant shall be null and void and of no further force or effect immediately following the Expiration Date.

(d)	The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e)

In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonably substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(f)

The Warrant Holder shall not, by virtue hereof, be entitled to any voting or other rights of a shareholder of the Company, either at law or equity, and the rights of the Warrant Holder are limited to those expressed in this Warrant.

(g)

This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. The Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each of the Company and the Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under this instrument and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by the authorized officer as of the date first above stated.

         SIBLING ENTERTAINMENT GROUP, INC.

         By: ____________________________

Mitchell Maxwell, President

Exhibit B

FORM OF SERIES F-2 WARRANT

NEITHER THIS WARRANT NOR THE SECURITIES FOR WHICH THIS WARRANT IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE LAWS IN EACH INSTANCE AS EVIDENC BY AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY.

SIBLING ENTERTAINMENT GROUP, INC.

SERIES F-2 Warrant No. ___________ Dated: ___________________________

Sibling Entertainment Group, Inc., a company organized and existing under the laws of the State of New York (the “Company”), hereby certifies that, for value received, [________________], or its registered assigns (the “Warrant Holder”), is entitled, for every one SERIES F-2 Stock Purchase Warrant owned, subject to the terms set forth below, to purchase from the Company one (1) share of the Company’s common stock, $0.001 par value (the “Common Stock”) (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $1.00 per share (as adjusted from time to time as provided in Section 6 (the “Exercise Price”). This Warrant certificate represents [__________________] SERIES F-2 Stock Purchase Warrants (collectively, the “Warrants”). This Warrant is issued pursuant to a Subscription Agreement dated ______________, 2006 for reference purposes between the Company and the original holder of this Warrant. The Warrants may be exercised at any time and from time to time from and after the date thereof and through and including 5:00 p.m. Eastern Standard Time on __________________, 200___ (2)(the “Expiration Date”), and subject to the following terms and conditions:

    1.        Registration of Warrant. The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Warrant Holder hereof from time to time. The Company may deem and treat the registered Warrant Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Warrant Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

    2.        Investment Representation. The Warrant Holder by accepting this Warrant represents that the Warrant Holder is acquiring this Warrant for its own account or the account of an affiliate for investment purposes and not with the view to any offering or distribution and that the Warrant Holder will not sell or otherwise dispose of this Warrant or the underlying Warrant Shares in violation of applicable securities laws. The Warrant Holder acknowledges that the certificates representing any Warrant Shares will bear a legend indicating that they have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and may not be sold by the Warrant Holder except pursuant to an effective registration statement under, or pursuant to an exemption from registration requirements of, the Securities Act, and in accordance with applicable state securities laws. If this Warrant was acquired by the Warrant Holder pursuant to the exemption from the registration requirements of the Securities Act afforded by Regulation S thereunder, the Warrant Holder acknowledges and covenants that this Warrant may not be exercised by or on behalf of a US Person during the one year distribution compliance period (as defined in Regulation S) following the date hereof.

    3.        Validity of Warrant and Issue of Shares. The Company represents and warrants that this Warrant has been duly authorized and validly issued and warrants and agrees that all of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, when issued upon such exercise, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof. The Company further warrants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of Common Stock to provide for the exercise of the rights represented by this Warrant.

         4. Registration of Transfers and Exchange of Warrants

(c)     Subject to compliance with the legend set forth on the face of this Warrant, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant with the Form of Assignment attached hereto duly completed and signed, to the Company at the office specified in or pursuant to Section 9. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Warrant Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a Warrant Holder of a Warrant.

(d)     This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder to the office of the Company specified in or pursuant to Section 9 for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder. Any such New Warrant will be dated the date of such exchange.

    5.        Exercise of Warrants.

(c)     Upon surrender of this Warrant with the Form of Election to Purchase attached hereto duly completed and signed to the Company, at its address set forth in Section 9, and upon payment and delivery of the Exercise Price per Warrant Share multiplied by the number of Warrant Shares that the Warrant Holder intends to purchase hereunder, in lawful money of the United State of America, in cash or by certified or official bank check or checks, to the

Company, all as specified by the Warrant Holder in the Form of

Election to Purchase, the Company shall promptly (but in no event later than 5 business days after the Date of Exercise (as defined herein)) issue or cause to be issued and cause to be delivered to or upon the written order of the Warrant Holder and in such name or names as the Warrant Holder may designate (subject to the restrictions on transfer described in the legend set forth on the face of this Warrant), a certificate for the Warrant Shares issuable upon such exercise, with such restrictive legend as required by the Securities Act. Any person so designated by the Warrant Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant.

        A “Date of Exercise” means the date on which the Company shall have received (i) this Warrant (or any New Warrant, as applicable), with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares so indicated by the Warrant Holder to be purchased. Two warrants are required to purchase a Warrant Share.

(d)     This Warrant shall be exercisable at any time and from time to time for such number of Warrant Shares as is indicated in the attached Form of Election To Purchase, provided that such exercise is for not less than the lesser of 5,000 Warrant Shares or such lesser number of Warrant Shares to which this Warrant entitles the Warrant Holder to acquire upon the exercise hereof. If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

         6. Certain Adjustments.

    (a)        In case the Company shall (i) pay a stock dividend (in excess of 5% of the issued and outstanding Common Stock) or make a distribution to holders of Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) split its outstanding shares of Common Stock into a larger number of shares (iv) combine its outstanding shares of Common Stock into a smaller number of shares, or (v) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, (A) the Warrant Exercise Price shall be increased or decreased, as the case may be, to any amount which shall bear the same relation to the Exercise Price in effect immediately prior to such action as the total number of shares outstanding immediately prior to such action shall bear to the total number of shares outstanding immediately after such action and (B) the Warrants automatically shall be adjusted so that they shall thereafter evidence the right to purchase the kind and number of Warrant Shares or other securities which the holder of the Warrants would have owned and would have been entitled to receive after such action if the Warrants had been exercised immediately prior to such action or any record date with respect thereto. By way of example, and not in limitation, if the Company declares a stock split on a two for one basis, the number of Warrant Shares that may then be purchased, under each of the SERIES F-1 Warrant and SERIES F-2 warrant respectively, would be two Warrant Shares at a price per share of $0.275 and $0.375, respectively.

    (b)        If during term of this Warrant the Company shall offer, sell, grant any option to purchase or offer, sell or grant any right to re-price its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition), Additional

Shares of Common Stock (as hereinafter defined) without consideration or for a consideration per share less than the Exercise Price (subject to proportional adjustment in the event of combinations, subdivisions, recapitalizations and the like), then forthwith upon the occurrence of any such event, then the Exercise Price shall be reduced to match such lower conversion price, warrant strike price or stock price. In the event that the Company issues a security with a conversion price or strike price that varies with market conditions, then the price governing this “full-ratchet anti-dilute” provision will include in its choice-set from which to choose the lowest price for ratcheting the lowest price available to any investor in a security with such a variable conversion or strike price as indicated by market conditions or, at Holder’s option, the right to alter his conversion feature, strike price or stock price to be governed by that same variable price formula.

    (c)        Unless the Holder delivers to the Company irrevocable written notice prior to the date hereof or sixty-one days prior to the effective date of such notice that this Section 6(c) shall not apply to such Purchaser, the Investor may not acquire a number of shares of Common Stock pursuant to this Section 6 to the extent that, upon such exercise, the number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Investor’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (including shares held by any “group” of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) exceeds 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and applicable regulations of the Securities and Exchange Commission, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Securities Exchange Act of 1934, as amended.

    7.        Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares that shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrants Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 7, be issuable on the exercise of this Warrant, the Company shall, at its option, (i) pay an amount in cash equal to the Exercise Price multiplied by such fraction or (ii) round the number of Warrant Shares issuable, up to the next whole number.

    8.        Redemption.

        This Warrant is redeemable by the Company at any time after six (6) months from the date of issuance, upon 30 days written notice (the “Redemption Notice”) to the registered holder thereof at a price of $0.001 per Warrant, provided that the Company’s common stock shall then be listed and/or quoted on a Trading Market and shall have closed at a bid price of $2.50 or more for more than 10 consecutive Trading Days. This Warrant may no longer be assigned or otherwise transferred by the record holder thereof, following the date on which the Redemption Notice is given. However, the record holder of this Warrant may still exercise the Warrant during the period between the date of the Redemption Notice and the date specified therein for the redemption of the

Warrant.     For purposes of this Warrant, the term “Trading Market” shall mean any market or exchange on which the Company’s common stock is then eligible for trading, including but not limited to the OTC Bulletin Board (“OTC’), the Nasdaq Small Cap Market, New York Stock Exchange, American Stock Exchange or the Nasdaq National Market (each, a “Trading Market”); and the term “Trading Day” means (a) a day on which the Common Stock is traded on a Trading Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC, or (c) if the Common Stock is not quoted on the OTC, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

    9.        Notice. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section, (ii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (1) if to the Company, to Sibling Entertainment Group, Inc., 511 West 25th Street, Suite 503, New York, NY 10001 Attention: Mitchell Maxwell, President, or to Mitchell Maxwell, President, Sibling Entertainment Group, Inc. Fax: (212) 924-9183 if sent by facsimile; or (2) if to the Warrant Holder, to the Warrant Holder at the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Warrant Holder may provide to the Company in accordance with this Section.

         10. Miscellaneous.

(a)	This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Warrant may be amended only in writing and signed by the Company and the Warrant Holder.

(b)	Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Warrant Holder any legal or equitable right, remedy or cause of action under this Warrant; this Warrant shall be for the sole and exclusive benefit of the Company and the Warrant Holder.

(c)	This Warrant shall be null and void and of no further force or effect immediately following the Expiration Date.

(d)	The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e)	In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonably substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(f)	The Warrant Holder shall not, by virtue hereof, be entitled to any voting or other rights of a shareholder of the Company, either at law or equity, and the rights of the Warrant Holder are limited to those expressed in this Warrant.

(g)	This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. The Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each of the Company and the Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under this instrument and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by the authorized officer as of the date first above stated.

         SIBLING ENTERTAINMENT GROUP, INC.

         By: ____________________________

Mitchell Maxwell, President

Exhibit 1.5.1

Regulation D – Definition of Accredited Investor

“Accredited investor” shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1)     Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2)     Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3)     Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4)     Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5)     Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

(6)     Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7)     Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); and

(8)     Any entity in which all of the equity owners are accredited investors.

Affiliate.     An “affiliate” of, or person “affiliated” with, a specified person shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

EXHIBIT 1.5.2

         To: Sibling Entertainment Group, Inc.511
West 25th Street, Suite 503

New York, NY 10001

        In connection with the purchase by the undersigned of the Subscribed for Units of Sibling Entertainment Group, Inc. (the “Company”), the undersigned is delivering this representation letter pursuant to the Subscription Agreement of even date herewith (the “Subscription Agreement”), between the Company and the undersigned. The Investor has responded to the following questions in order to assist the Company in determining whether the Investor is an Accredited Investor, as defined in the Subscription Agreement. All capitalized terms used herein and not otherwise defined shall have the respective meaning ascribed thereto in the Subscription Agreement. THE INVESTOR HAS MARKED, COMPLETED AND INITIALED ALL APPROPRIATE SPACES ON THE FOLLOWING PAGES INDICATING THE BASIS UPON WHICH THE INVESTOR MAY QUALIFY TO PURCHASE AN INTEREST. [INITIALING FEWER THAN ALL SPACES APPLICABLE TO THE INVESTOR MAY NOT PROVIDE THE COMPANY WITH ENOUGH INFORMATION TO DETERMINE IF THE INVESTOR IS A QUALIFIED INVESTOR]. The Investor represents and warrants that all of the information provided by it, him or her herein or in any exhibit hereto is true and correct as of the date hereof.

Part I: Accredited Investor and/or Net Worth Status <PRE> Check and initial whichever statements are applicable:

(1)	The Investor is [ ] a natural person, [ ] a trust, [ ] a corporation, [ ] a partnership, [ ] other (please specify)______________________.

(2)	The Investor [ ] has [ ] has not consulted with or been advised by anyone serving in the capacity of an Investor representative in evaluating the risks and merits of the purchase of the Units. If the Investor has consulted with a Investor representative, certain additional documentation must be completed by the Investor and such advisor and submitted to the Company. Such documentation is available from the Company upon request.

If the Investor is a natural person, please complete items (3) through (10). If the Investor is other than a natural person, please complete item (11).

    (3)        State principal occupation: ______________________________________.

    (4)        I have a net worth (with my spouse and including home, furnishings and automobiles) of:

        (Check whichever statement is applicable)

? $1,000,000 or more; or
? (If less than $1,000,000 please specify amount of net worth):$________________.

(5)     (A) I had an individual income in each of the last two years of:

        (Check whichever statement is applicable)

? $200,000 or more; or ? (If less than $200,000, please specify amount): $____________.

        I reasonably expect to have an individual income in the current year of:

? $200,000 or more; or ? (If less than $200,000 please specify amount): $_____________.

(6)     (A) My spouse and I had a joint income in each of the last two years of:

        (Check whichever statement is applicable)

? $300,000 or more; or ? (If less than $300,000 please specify amount): $________________.

        My spouse and I reasonably expect to have a joint income in the current year of:

        (Check whichever statement is applicable)

? $300,000 or more; or ? (If less than $300,000 please specify amount):$_______________.

(7)     For prospective Investors which are not natural persons (Please Check and initial the appropriate boxes).

?	The Investor is a corporation and has not been formed for the specific purposes of acquiring the Units and has total assets exceeding $5,000,000.

?	The Investor is a trust, has total assets exceeding $5,000,000 and was not formed for the specific purpose of acquiring the Units. The decision to invest in the Company by the trust was made by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment. Identify the name and principal occupation of each such person directing the investment decision.

?	The Investor is an organization described in Section 501(c)(3) of the Internal Revenue Code, as amended, has not been formed for the specific purpose of acquiring Units and has total assets exceeding $5,000,000.

?	The Investor is an entity in which all of the equity owners are (a) individuals who have individual or joint income in excess of $200,000 or $300,000, respectively, in each of the past two years and reasonably expect a similar level of income in the current year, (b) individuals whose net worth exceeds $1,000,000; or (c) entities which are “accredited investors” (as such item is defined in Rule 501 of Regulation D under the Securities Act). Identify and haves each equity owner of the Investor sign opposite his name below, which signature shall be an representation by that individual that he satisfies the criteria of clause (a), (b) or (c) hereof (Please complete and sign Schedule A hereto).

? The Investor is a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Exchange Act; and insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Securities Act; a Small Business Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary as defined in Section 3(21) thereof, which is either a bank a savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited Investors.

?	The Investor is a private business development company as defined in section 202(a) (22) of the Investment Advisers Act of 1940.

(8)	? Although none of the foregoing are applicable to the Investor, the Investor represents that it has a net worth (exclusive of house and furnishings) equal to ten (10) times its proposed investment.

Part II: Business and Investment Experience

Please check all applicable descriptions below for any general business, investment or professional experience that you posses. (You must check AT LEAST 4 ITEMS to qualify to purchase the Subscribed for Units).

------------------------------- ---------------------------- ---------------------------- ----------------------------
[ ]  Self Employed              [ ]Securities Experience     [ ]Small Business            [ ] Stock Broker/Dealer
                                                             Experience
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
[ ]  Frequent Investor          [ ] Business Owner           [ ]  Financial Advisor       [ ]  Attorney or
                                                                                          Accountant
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
[ ]  Oil and Gas                  [ ]  Insurance Experience    [ ]  Maintain Brokerage      [ ]  Own other penny stocks
Experience                                                   Accounts
------------------------------- ---------------------------- ---------------------------- ----------------------------

---------------------------------------------------------------------------------------------------------------------------------------

For questions 2-11, you must answer YES to at least 6 questions in order to qualify to invest.

2.       Do you consider yourself knowledgeable about general business matter?          [ ] Yes [ ]  No

3.       Do you make your own business decisions?                                       [ ] Yes [ ]  No
4.       Do you keep informed of business, financial or economic
         trends and conditions?                                                         [ ] Yes [ ]  No
5.       Do you read financial publications or watch or listen
         to programs with financial themes?                                             [ ] Yes [ ]  No
6.       Do you invest in stocks, bonds, mutual funds, private businesses
         or auction industry?                                                           [ ] Yes [ ]  No
7.       Have you ever been a principal in a partnership, or an officer or
         or director in a corporation or similar entity?                                [ ] Yes [ ]  No
8.       Have you every had or shared responsibility for running a business?            [ ] Yes [ ]  No
9.       Do you have more than 6 years of general business experience?                  [ ] Yes [ ]  No
10.      Do you understand financial statements and balance sheets?                     [ ] Yes [ ]  No
11.      Have you worked with attorneys and/or financial professionals
         regarding business matters?                                                    [ ] Yes [ ]  No

Part III: General Information about the Investor

         (1)      My educational background is as follows:

         College:____________       Degree:_____________      Year:___________

         Grad School:_____________  Degree:____________       Year:____________

         (2)      I am _________ years of age.

         (3)      I have personally invested in excess of $_________ in venture capital or similar        investments  in the past five
     years.

         (4)      I [ ] am [ ] am not an executive officer, director or existing shareholder of the Company.

(b)     (1) (Applicable only if no Purchaser Representative is acting for the Investor.) The Investor has not authorized any person or institution to act as his Purchaser Representative (as that term is defined in Regulation D of the General Rules and Regulations under the Securities Act) in connection with this transaction. The Investor is experienced in investment and business matters and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment in the Units being offered on the terms and conditions set forth in this Agreement which the Investor has read and understands. In connection with his review of this Agreement, the Investor has consulted with such independent legal counsel or other advisers considered appropriate to assist the Investor in evaluating his proposed investment in the Company. In particular, and not in limitation of the foregoing, the Investor has taken full cognizance of and understands: (i) the terms and conditions of this Agreement; and (ii), that there are substantial “Risk Factors” associated with the purchase of Units.

(2)     (Applicable only if a Purchaser Representative is acting for the Investor).

         (a)                                                       whose    office    address    and    telephone    number    are   as
         follows:            has           acted           as           the           Purchaser            Representative            of
         the Investor.

    (b)        In evaluating a potential purchase of the Units, the Investor has been advised by the Purchaser Representative as to the merits and risks of the investment in general and the suitability of the investment for the Investor in particular;

    (c)        The Purchaser Representative has confirmed to the Investor, in writing, (a copy of which instrument shall be delivered to you upon execution of the Subscription Agreement) the specific details of any and all past, present or future material relationships, actual or contemplated, between the Purchaser Representative and the Company or any affiliate of any of the foregoing; and

(d) The Investor has reviewed with such Purchaser Representative and, accordingly, has taken full cognizance of and understands the terms and conditions of this Agreement; and

(e) Either directly or through his Purchaser Representative, the Investor has:

    (1)        Been furnished with such other information in connection with this transaction as has been requested;

(2)	Been afforded the opportunity to ask questions of and receive answers from the Company or persons acting on his behalf concerning the terms and conditions of the transaction and to obtain any additional information, to the extent that the Company possess such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished; and has availed himself of such opportunity to the extent he considers appropriate in order to permit him to evaluate the merits and risks of an investment in the Units.

Schedule A to

Exhibit 1.5.1

TO BE COMPLETED ONLY BY SHAREHOLDERS, PARTNERS OR GRANTORS OF CERTAIN CORPORATIONS, PARTNERSHIPS AND TRUSTS, RESPECTIVELY, WHO ARE PURCHASING THE SUBSCRIPTION SHARES, AS ACCREDITED INVESTORS

         To: Sibling Entertainment, Inc.511
West 25th Street, Suite 503New
York, NY 10001

Dear Sir;

Please be advised that the undersigned is a shareholder, partner, or grantor of/or in ___________ (the “Investor”), a corporation/partnership/trust (circle applicable status). The undersigned is aware that, for purchase of the Units (as defined in and subject to the terms of the Subscription Agreement dated for reference as of even date herewith between the Investor and Sibling Entertainment, Inc. (the “Company”), certain corporations, partnerships, trusts or other entities may qualify to purchase Units, as an “Accredited Investor” as defined in Regulation D as promulgated by the Securities and Exchange Commission if all of their equity owners are Accredited Investors.

Accordingly, with knowledge that it will be relied upon by the Company, the undersigned certifies and represents that (as applicable, please initial):

__________(i)     the undersigned has an individual net worth, or joint net worth with his/her spouse, in excess of $1,000,000; or,

_________(ii)     the undersigned had an individual income in excess of $200,000 in each of the two most recent years or joint income with his/her spouse in excess of $300,000 in each of those two years and has a reasonable expectation of reaching the same income level in the current year; or,

__________(iii)     the undersigned is a company or partnership not formed for the specific purpose of acquiring the securities offered hereby, with total assets in excess of $5,000,000.

Dated:            .2006                                       ___________________________

                                                              [Signature]

                                                              Print Name:

Exhibit 1.7

Special State Law Considerations

(a) For Arizona Investors

        These Securities Offered Hereby Have Not Been Registered Under The Securities Act Of Arizona And May Not Be Transferred Or Resold Without Registration Under Such Act Or In A Transaction Which Is Exempt From Registration Thereunder.

(b) For California Investors

The Securities Have Not Been Registered Under The Securities Act Of 1933, As Amended, Or The California Corporations Code By Reason Of Specific Exemptions

        Thereunder Relating To The Limited Availability Of The Offering. These Securities Cannot Be Sold, Transferred Or Otherwise Disposed Of To Any Person Or Entity Unless Subsequently Registered Under The Securities Act Of 1933, As Amended, Or The California Corporations Code, If Such Registration Is Required

(c) For Connecticut Investors

        The Securities Offered Hereby Have Not Been Registered Under Section 36-485 Of The Connecticut Uniform Securities Act, As Amended (The “Connecticut Act”), And Are Subject To Restrictions On Transferability And Sale, As Set Forth Herein. The Securities May Not Be Transferred Or Sold Without Registration Under The Connecticut Act Or Exemption Therefrom.

(d) For Florida Investors

        These Securities Have Not Been Registered Under The Securities Act Of 1933, As Amended, Or The Florida Securities Act, By Reason Or Specific Exemptions Thereunder Relating To The Limited Availability Of The Offering. These Securities Cannot Be Sold, Transferred Or Otherwise Disposed Of To Any Person Or Entity Unless Subsequently Registered Under The Securities Act Of 1933, As Amended, Or The Laws Of This State, If Such Registration Is Required.

        The securities Have Not Been Registered Under The Florida Securities Act. In The Event That Sales Are Made To Five (5) Or More Persons In The State Of Florida Pursuant To The Exemption For Limited Offers Or Sales Of Securities Set Forth In Section 517.061(11)(A) Of The Florida Securities And Investor Protection Act, Any Sale In Florida Made Pursuant To Such Section Is Voidable By The Purchaser In Such Sale Either Within Three (3) Days After The First Tender Of Consideration Is Made By Such Purchaser To The Issuer, An Agent Of The Issuer, Or An Escrow Agent Or Within Three (3) Days After The Availability Of That Privilege Is Communicated To Such Purchaser, Whichever Occurs Later. To Accomplish This, It Is Sufficient For A Florida Investor To Send A Letter Or Telegram To The Fund Within Such Three (3) Day Period Stating That It Is Voiding And Rescinding The Purchase. If An Investor Sends Such A Letter, It Is Prudent To Do So By Certified Mail, Return Receipt Requested, To Insure That The Letter Is Received And To Evidence The Time Of Mailing.

(e) For New Jersey Or New York Investors

This Memorandum Has Not Been Reviewed By The Attorney General Of The State Of New York Or Filed Or Reviewed By The Attorney General Of The State Of New Jersey Prior To Its Issuance And Use. Neither The Attorney General Of The State Of New York Nor The Attorney General Of The State Of New Jersey Has Passed On Or Endorsed The Merits Of This Offering. Any Representation To The Contrary Is Unlawful.

(F) For Colorado Investors

These Securities Have Not Been Registered Under The Securities Act Of 1933, As Amended, Or The Colorado Securities Act Of 1981 By Reason Of Specific Exemptions Thereunder Relating To The Limited Availability Of The Offering. These Securities Cannot Be Sold, Transferred Or Otherwise Disposed Of To Any Person Or Entity Unless Subsequently Registered Under The Securities Act Of 1981, If Such Registration Is Required.

SIBLING ENTERTAINMENT GROUP, INC.

EMPLOYMENT AGREEMENT

William Plon64
Tammany Road

Upper Black Eddy PA 18972

Dear William:

        Sibling Entertainment Group, Inc. (“Sibling”), a New York Corporation, currently having an address at 511 West 25th Street, Suite 503, New York, NY 10001, agrees to employ you and you agree to accept such employment on the terms and conditions set forth herein.

24)

TERM. The term of your employment hereunder shall commence on November 1, 2006 and, unless terminated by Sibling pursuant to paragraph 8 hereof, shall continue through and until December 31, 2008. The period from November 1, 2006 through December 31, 2008 (the “Employment Term”) notwithstanding any earlier termination pursuant to Paragraph 14.

25)	DUTIES/RESPONSIBILITIES/REPORTING

a)

General. Beginning November 1, 2006 you agree to work for Sibling no less than two (2) days per week for the month of November 2006 and no less than three (3) days per week for the month of December 2006 (“Part-time”) assisting the Office of the Chief Financial Officer. Beginning on January 1, 2007, you agree to work for Sibling five (5) days per week (“Full-time”).

As of January 1, 2007 or upon the closing of the merger between Sibling and Sona Development Corp., your title shall be “Chief Financial Officer” of Sibling. You shall have such duties and responsibilities as are consistent with the traditional positions of a Chief Financial Officer of a publicly traded entertainment company. You shall report solely and directly to the President and Board of Directors of Sibling.

b)

Services. Prior to January 1, 2007, it is understood that Sibling will engage you Part-time and that you are permitted to provide services to and be employed by your current employer, but beginning January 1, 2007, you shall devote your entire business time, attention and energies to the business of Sibling. You agree to perform such duties, and other duties reasonable and consistent with such office as may be assigned to you from time to time by the Board of Directors and/or President of Sibling or such other individual as may be designated by the Board of Directors and/or President of Sibling.

c)	Location. The principal place of business shall be in the greater metropolitan New York (Manhattan), New York area.

26)

EXCLUSIVITY. Except as otherwise provided herein, you hereby acknowledge and agree that your engagement with Sibling under this Agreement is exclusive and that during the Employment Term hereof you shall not, directly or indirectly, whether for compensation or otherwise, engage in any business that is competitive with the business of Sibling, or render any services of a business, commercial or professional nature to any other person or organization that is a competitor of Sibling or in a business similar to that of Sibling, without the prior written consent of Sibling, except you shall be permitted to render services for the following:

a)

Other Prior Partnerships and Corporations: It is understood that you may own part or control singularly or with others, limited partnership, limited liabilities companies, or other corporations within the theatrical, film or entertainment industries that may own various residual rights, royalties and other income for which you may still possess certain legal responsibilities to such entities and their limited investors, except you shall not devote more than approximately five percent (5%) of your professional working hours towards such activities and responsibilities.

b)

Other Corporate Investments. The Exclusivity Provisions shall also not prohibit your ownership or services in connection with investments which you or members of your family or your charitable trusts or foundations (directly or indirectly) and future investments which (a) do not require devotion of a substantial amount of your personal professional services which shall include, without limitation, passive investment interests, limited partnership interests or limited liability membership interests and (b) other than Sibling, do not compete with Sibling’s business when the investment is made, provided however that you may own directly or indirectly up to 5% of a publicly held company, limited partnership interests, or limited liability membership interests or other passive investment interests in private companies even if it does compete with Sibling’s business.

27)	COMPENSATION.

a)

SALARY For all the services rendered by you in any capacity hereunder, Sibling agrees to pay you the sum of One Hundred Sixty-Five Thousand Dollars ($165,000) per annum (“Base Salary”) payable in accordance with Sibling’s then effective payroll practices, except for the following:

i)	For the period between November 1, 2006 and November 30, 2006, Sibling agrees to pay you one payment on December 1, 2006 of Five thousand Five Hundred ($5,500) dollars (2/5 x 1/12 x Base Salary), and

ii)	For the period between December 1, 2006 and December 31, 2006, Sibling agrees to pay you semi-monthly Four Thousand One Hundred and Twenty-five ($4,125) dollars (3/5 x 1/12 x Base Salary), and

iii)	Beginning January 1, 2007, Sibling agrees to pay you semi-monthly Six Thousand Eight Hundred and Seventy-five ($6,875) dollars (100% Base Salary).

iv)

Your Salary will be reviewed every six (6) months both during the first quarter of Sibling’s fiscal year and the first quarter of each calendar year during the Employment Term, commencing with Sibling’s first quarter beginning after June 30, 2007, and your Base Salary will, at that time, increase by a percentage that is generally consistent with the range of percentages by which the salaries of other comparable executives are then increased, but no less than six (6%) percent bi-annually.

b)	ANNUAL BONUS. In addition to your Salary, you shall be entitled to receive bonus compensation for each of the fiscal years during the Employment Term, determined and payable as follows (“Bonus”):

i)	Your Bonus for each of the fiscal years during the Employment Term will be based upon a measurement of performance against objectives as established and determined by the Board of Directors.

ii)

Your Bonus as determined above shall not be less than two (2%) percent of the “Pre-Tax Profits” (as defined in Exhibit A), if any, and shall be payable to you in accordance with the terms and conditions of that certain Sibling Bonus Plan attached hereto and incorporated herein by this reference as Exhibit A.

iii)	Your Bonus for any fiscal year shall be payable within sixty (60) days after the end of each fiscal year of Sibling.

c)	SIGNING BONUS. In addition to Salary you will be entitled to a Twenty- Thousand ($20,000) dollars signing bonus payable in two installments:

i)	Ten Thousand ($10,000) dollars within thirty (30) days of the signing of this Agreement; and

ii)	Ten Thousand ($10,000) dollars on the first (1st) anniversary of this Agreement.

d)

BENEFITS. You shall be entitled to participate in such vacation, medical, dental and life insurance, 401(k), pension and other plans as Sibling may have or establish from time to time and in which you would be entitled to participate pursuant to the terms thereof. The foregoing, however, shall not be construed to require Sibling to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits you may be entitled to as an employee of Sibling shall be based upon your Salary, as set forth above, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise.

e)

BUSINESS EXPENSES. During your employment with Sibling, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to comparable executives of Sibling.

28)	CONFIDENTIAL INFORMATION and OTHER RESTRICTIONS.

a)

Confidential Agreement. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Sibling, Sibling or any of Sibling’s affiliates (except as may be required by law or in the performance of your duties hereunder consistent with Sibling’s policies) and that you will comply with any confidentiality obligations of Sibling or Sibling to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which

i)	is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or

ii)	is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

29)

NO EMPLOYEE SOLICITATION. You agree that, during the Employment Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ, or solicit the employment of any person who is then or has been within six (6) months

        prior thereto, an employee of Sibling, Sibling or any of Sibling’s affiliates.

30)

SIBLING OWNERSHIP. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Sibling, Sibling and/or any of Sibling’s affiliates and any works in progress, shall be works-made-for-hire and Sibling shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Sibling determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Sibling under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to Sibling, and Sibling shall have the right to use the same in perpetuity throughout the universe in any manner Sibling determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Sibling, do any and all things which Sibling may deem useful or desirable to establish or document Sibling’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Sibling of any rights of ownership to which Sibling may be entitled by operation of law by virtue of Sibling being your employer.

31)	LITIGATION. You agree that, during the Employment Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding,

i)

You shall not communicate with anyone (other than your own attorneys and tax advisors and, except to the extent necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Sibling or Sibling or any of their officers, directors, agents, employees, suppliers or customers, other than any litigation or other proceeding in which you are a

        party-in-opposition, without giving prior notice to Sibling’s General Counsel, and

ii)

In the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Sibling’s General Counsel.

32)

NO RIGHT TO GIVE INTERVIEWS OR WRITE BOOKS, ARTICLES, ETC. You agree that during the Employment Term and for a period of one (1) year thereafter, except as authorized by Sibling or Sibling, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Sibling, Sibling or any of Sibling’s affiliates or any of their officers, directors, agents, employees, suppliers or customers.

33)

RETURN OF PROPERTY. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Sibling shall remain the exclusive property of Sibling. In the event of the termination of your employment for any reason, Sibling reserves the right, to the extent permitted by law and in addition to any other remedy Sibling may have, to deduct from any monies otherwise payable to you the following:

i)	the full amount of any debt you owe to Sibling, Sibling or any of Sibling’s affiliates at the time of or subsequent to the termination of your employment with Sibling, and

ii)

the value of the Sibling property which you retain in your possession after the termination of your employment with Sibling. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. You acknowledge and agree that the foregoing remedy shall not be the sole and exclusive remedy of Sibling with respect to a breach of this paragraph.

34)

NON-DISPARAGEMENT. You agree that you shall not, during the Employment Term and for a period of one (1) year thereafter, criticize, ridicule or make any statement which disparages or is derogatory of Sibling, Sibling or any of Sibling’s affiliates or any of their officers, directors, agents or employees.

35)	FAMILY LEAVE POLICY & RIGHTS.

a)

Regardless of Sibling’s status or qualification under the Family Leave Act of 1993 (the “Act”), you will be entitled to all rights and benefits required under this Act including, but not limited to the following:

i)	Birth and or child care of the newborn child of the employee

ii)	Placement through foster care or adoption of a child with the employee

iii)	To care for an immediate family member with a serious health condition

iv)	If the employee is unable to work because of a serious medical condition.

b)

Partial Paid Family Leave Policy. In addition to any rights provided under Paragraph 12 a), you will also be entitled to up to fifteen (15) weeks of partially paid leave at two-thirds (2/3) of your normal base salary. All other benefits including insurance, bonuses and other rights shall be continued at their full amounts as defined by this agreement.

c)

Sibling may reduce the amount received under Paragraph 12 b) by any amount you may receive through any compensation or award received under Paragraph 13, or through your participation in any disability insurance plan or program.

d)	After 15 weeks, you shall have the absolute right to return to work in same position with the same duties regardless of any limitation that may be available to Sibling under the Act.

36)

PERMANENT DISABILITY. If, for any reason including physical, mental illness, failure, refusal or other inability, you cannot perform a majority of your usual duties for a period of longer than 120 consecutive days, Sibling’s obligation to pay Salary shall be reduced to fifty (50%). If your disability and inability to perform your duties exceeds 180 consecutive days, Sibling may terminate this Agreement effective upon 30 days prior written notice to you. In such event, Executive shall be entitled to receive:

i)	Fifty (50%) Percent of your Salary continued for a period of 6 months or the expiration of the Term, whichever occurs first; and

ii)

a prorated portion of Bonus Compensation, if any, otherwise payable pursuant to this Agreement or any partial fiscal year that has occurred prior to the effective date of termination, whichever is greater; and

iii)	any insurance previously provided for a period of 6 months or the expiration of the Term, whichever occurs first.

iv)

Disagreement as to the anticipation of a permanent disability/suspension and/or the date such permanent disability/suspension commenced shall be settled by the majority decision of 3 neutral arbitrators (or, if applicable, licensed physicians) one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on you, Sibling and any other person with an interest in the matter.

37)	TERMINATION.

a)

“CAUSE.” In the event of “Cause” (as defined below), Sibling may terminate this Agreement at any time effective upon delivery of written notice to Executive. In such event, all of Sibling’s obligations hereunder will immediately terminate without further liability. Moreover, you shall not be entitled to receive any severance, fringe benefits, compensation or other such rights, nor shall you be entitled to receive a pro-rata portion of Bonus Compensation otherwise payable pursuant to this Agreement. For purposes of this Agreement “Cause” shall include, but is not limited to:

i)

fraud, felonious conduct or dishonesty or (ii) willful misconduct or gross negligence in the performance of your duties hereunder; provided, however, that bona fide disagreements or disputes as to expense reimbursement shall not be deemed fraud or felonious conduct or your breach of any material provision of this Agreement; or

ii)	breach of any material provision of this Agreement or any other material agreement between Sibling and you.

b)

“WITHOUT CAUSE.” Notwithstanding anything contained herein to the contrary, in the event this Agreement is terminated by Sibling prior to expiration of the Term for any reason other than pursuant to Paragraphs 14 a) for Cause, this Agreement shall be deemed to have been terminated “Without Cause” and you shall be entitled to receive all of the compensation, rights and benefits described in this Agreement through the expiration of the Term as if this Agreement were in full force.

c)	You must receive 30 days prior written notice of termination regardless of the reason for termination.

d)

CHANGE IN CONTROL. Notwithstanding anything contained herein to the contrary, the terms and conditions of this Agreement, you are permitted to terminate this Agreement Without Cause following a “Change In Control” (as defined below) and shall be entitled to receive all of the compensation, rights and benefits described in this Agreement following the effective date of termination or through the expiration of the Employment Term, whichever is longer, and the severance described in Paragraph
15, as if this Agreement were in full force. If any other Officer’s options are acquired pursuant to a Change In Control, your options will be acquired on terms and at all times at least equal to any other Officer.

“CHANGE IN CONTROL.” For purposes of this Agreement “Change In Control” shall mean and be deemed to have occurred on the earliest of the following dates:

i)	the date, pursuant to Section 13(d) of the Act and the rules promulgated thereunder, a person shall have acquired beneficial ownership of more than 45% of the Voting Stock;

ii)

the date the persons who were members of the Board at the beginning of any 24-month period shall cease to constitute a majority of the Board, unless the election, or the nomination for election by Sibling’s shareholders, of each new director was approved by two-thirds of the members of the Board then in office who were in office at the beginning of the 24-month period; or

iii)

the date Sibling’s shareholders shall approve a definitive agreement (a) to merge or consolidate Sibling with or into another corporation, unless the holders of Sibling’s capital stock immediately before such merger or consolidation will, immediately following such merger or consolidation, hold as a group on a fully-diluted basis the ability to elect at least a majority of the directors of the surviving corporation (assuming cumulative voting, if applicable), or (b) to sell or otherwise dispose of all or substantially all the assets of Sibling.

e)

YOUR RIGHT TO TERMINATE FOR GOOD REASON. During the Term, you shall be entitled to terminate your employment with Sibling for “Good Reason” (as defined below) following a Change In Control. For purposes of this Agreement “Good Reason” shall mean any of the following events which occurs without your express written consent:

i)

the assignment of any duties inconsistent with your status as an Officer or a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to a Change In Control other than any such alteration primarily attributable to the fact that Sibling may no longer be a public company;

ii)	a reduction by Sibling in Base Salary;

iii)	the relocation of Sibling’s principal offices to a location more than 35 miles from the current locale or Sibling’s requiring you to be based

anywhere	other than Sibling’s principal offices except for required travel on Sibling’s business to an extent substantially consistent with your present travel obligations;

iv)

the failure by Sibling to continue in effect without material change any compensation or benefit plan in which you are entitled to participate, or the failure by Sibling to continue your participation therein, or the taking of any action by Sibling which would directly or indirectly materially reduce any of the benefits of such plans enjoyed by you at the time of the Change In Control, or the failure by Sibling to provide you with the number of paid vacation days to which you is entitled hereunder, or the taking of any other action by Sibling which materially adversely changes the conditions or perquisites of your employment;

v)	the failure of Sibling to obtain a satisfactory agreement from any successor to assume and agree to perform the Services contemplated by this Agreement;

vi)	the failure of Sibling to maintain adequate D&O insurance coverage pursuant to the terms of this Agreement; or

vii)	the breach by Sibling of any material term of this Agreement.

38)	SEVERANCE. Upon expiration of the Employment Term, Executive shall be entitled to receive:

a)	Base Salary continuation for a period of 6 months; and

b)	a prorated portion of Bonus Compensation, if any, otherwise payable for 6 months or any partial fiscal year that has occurred prior to the expiration of the Employment Term, whichever is greater; and

c)	Insurance continuation for a period of 6 months.

d)

TERMINATION OF BENEFITS. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical, dental and life insurance), coverage under all Sibling benefit plans and programs (including, without limitation, vacation, 401(k) plan, the pension plans, long-term disability plans, car insurance and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

39)	DEATH. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs and any pro-rated Bonus.

40)

EQUAL OPPORTUNITY EMPLOYER. You acknowledge that Sibling is an equal opportunity employer. You agree that you will comply with Sibling policies and applicable federal, state, and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

41)

NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of Sibling, to the attention of the General Counsel of Sibling. Any notice given by mail shall be deemed to have been given three days following such mailing.

42)

ASSIGNMENT. This is an Agreement for the performance of personal services by you and may not be assigned by you. Sibling or Sibling may assign this Agreement to Sibling or any affiliate of Sibling or any purchaser of all or substantially all of the assets of Sibling or Sibling or any successor in interest to Sibling or Sibling.

43)	GOVERNING LAW. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Texas.

44)

NO IMPLIED CONTRACT. Nothing contained in this Agreement shall be construed to impose any obligation on Sibling to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

45)

ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

46)

VOID PROVISIONS. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

_________________

        If the foregoing correctly sets forth our understanding, please sign and date one copy of this letter and return it to the undersigned whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

SIBLING ENTERTAINMENT GROUP, INC.

By:  _____________________________           ________________________

Print: Mitchell Maxwell                                 Date

ITS: President

ACCEPTED AND AGREED:

______________________________               ________________________

William Plon                                            Date

Printed

SS:__________________

EXHIBIT A

BONUS COMPENSATION PLAN

SIBLING ENTERTAINMENT GROUP, INC.

OBJECTIVES OF THE PLAN. In addition to Base Salary and stock options, to provide Executive Officer incentive compensation based upon Sibling’s operating profits.

“PRE-TAX PROFIT” PERCENTAGE. The incentive compensation plan is designed to provide Executive Officers with a bonus based on Sibling’s “Pre-Tax Profits,” as defined on the attached. The actual amount earned pursuant to the Plan shall be based upon audited fiscal year end numbers and determined using the calculation method attached. Concurrent with the payment of Bonus Compensation, Sibling shall deliver to Executive a detailed statement setting forth the numbers and method of calculation.

PAYMENT.     Bonus Compensation, if any, for the applicable fiscal year will be paid, using best efforts, at the earliest practicable date following completion of Sibling’s annual audit, as conducted by Sibling’s independent certified public accountants, and the filing of Sibling’s Annual Report on Form 10-K for that fiscal year.

AUDIT RIGHTS. Executive shall be entitled to audit, at Executive’s own expense, Sibling’s records in order to verify any Bonus Compensation statement rendered hereunder. Any such audit shall be conducted by a certified public accountant upon reasonable notice to Sibling and during Sibling’s normal business hours. Any statement not questioned by Executive in writing within 3 years from the date of such statement shall be deemed final and conclusive. In the event an audit reveals a discrepancy of 5% or more, Sibling shall bear the full cost of the audit and pay Executive interest on any underage at the highest rate permitted by law.

DISPUTES.     Disagreement as to the computation of Bonus Compensation and/or any numbers used in such computation shall be settled by the majority decision of 3 certified public accountants, one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on Executive, Sibling and any other person with an interest in the matter.

PRORATION OF BONUS COMPENSATION. For any partial fiscal year for which Executive is entitled to receive Bonus Compensation, the proration shall be determined by multiplying total Net Profits for the fiscal year within which such partial fiscal year occurs by (a) the decimal equivalent of the applicable percentage bonus and by (b) a number equal to the number of months during any such partial fiscal year in which Executive was employed by Sibling (or, if applicable, such longer period as is set forth in the Employment Agreement), divided by 12.

Item 10.3 Schedule 4.2(i) James Cardwell Agreement

Item 10.3 Schedule 4.2(i)

SIBLING ENTERTAINMENT GROUP, INC.

EMPLOYMENT AGREEMENT

— Revised December 1, 2006 —

James Cardwell21-06
23rd Avenue, C3New
York, NY 11105

Dear Jay:

        Sibling Entertainment Group, Inc. (“Sibling”), a New York Corporation, currently having an address at 511 West 25th Street, Suite 503, New York, NY 10001, agrees to employ you and you agree to accept such employment on the terms and conditions set forth herein.

47)

TERM. The term of your employment hereunder shall commence on December 1, 2006 and, unless terminated by Sibling pursuant to paragraph 8 hereof, shall continue through and until December 31, 2008. The period from December 1, 2006 through December 31, 2008 (the “Employment Term”) notwithstanding any earlier termination pursuant to Paragraph 14.

48)	DUTIES/RESPONSIBILITIES/REPORTING

a)

General. Your title shall be “Chief Financial Officer and CFO” of Sibling. You shall have such duties and responsibilities as are consistent with the traditional positions of a CFO of a publicly traded entertainment company. You shall report solely and directly to the President and Board of Directors of Sibling through December 31, 2006 after which time your title shall be “Chief Operating Officer and COO” of Sibling and you shall have such duties and responsibilities as are consistent with the traditional positions of a COO of a publicly traded entertainment company.

b)

Services. Except as herein otherwise specified, during the Employment Term you shall devote your entire business time, attention and energies to the business of Sibling. You agree to perform such duties, and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the President of Sibling or such other individual as may be designated by the President and Board of Directors of Sibling.

c)	Location. The principal place of business shall be in the greater metropolitan New York (Manhattan), New York area.

49)

EXCLUSIVITY. Except as otherwise provided herein, you hereby acknowledge and agree that your engagement with Sibling under this Agreement is exclusive and that during the Employment Term hereof you shall not, directly or indirectly, whether for compensation or otherwise, engage in any business that is competitive with the business of Sibling, or render any services of a business, commercial or professional nature to any other person or organization that is a competitor of Sibling or in a business similar to that of Sibling, without the prior written consent of Sibling, except you shall be permitted to render services for the following:

a)

Denver Civic Theatre, Inc. (“DCT”): It is understood that you currently serve as a member of the Board of Directors and the Chairman of the Board of the Denver Civic Theatre, Inc. (a not-for-profit) organization in the State of Colorado and may perform all the duties and responsibilities under such appointment. Sibling encourages your participation and shall not restrict your involvement with other not-for-profit and charitable organizations including theatrical and performance based organizations provided such participation does not prohibit your duties to Sibling under this Agreement.

b)

Sibling Entertainment Inc. (“SEI”): It is understood that you currently serve as an officer and director of SEI a company organized and operated in a similar industry of Sibling that may hold investments in one or more entertainment companies, and you may continue to serve in such positions, except you shall not devote more than approximately ten percent (10%) of your professional working hours to SEI, and so long as SEI does not actively pursue, acquire the additional rights to any new entertainment projects that is deemed competitive with the business of Sibling, except for passive investment interests, limited partnership or limited liability membership interests.

c)

Other Prior Partnerships and Corporations: It is understood that you may own part or control singularly or with others, limited partnership, limited liabilities companies, or other corporations within the theatrical, film or entertainment industries that may own various residual rights, royalties and other income for which you may still possess certain legal responsibilities to such entities and their limited investors, except you shall not devote more than approximately five percent (5%) of your professional working hours towards such activities and responsibilities.

d)

Other Corporate Investments. The Exclusivity Provisions shall also not prohibit your ownership or services in connection with investments which you or members of your family or your charitable trusts or foundations (directly or indirectly) and future investments which (a) do not require devotion of a substantial amount of your personal professional services which shall include, without limitation, passive investment interests, limited partnership interests or limited liability membership interests and (b) other than Sibling, do not compete with Sibling’s business when the investment is made, provided however that you may own directly or indirectly up to 5% of a publicly held company, limited partnership interests, or limited liability membership interests or other passive investment interests in private companies even if it does compete with Sibling’s business.

50)	COMPENSATION.

a)	SALARY. For all the services rendered by you in any capacity hereunder, Sibling agrees to pay you the following:

i)

For the period between December 1, 2006 and December 31, 2006 Sibling agrees to pay you two semi-monthly payments of Six Thousand ($6,000) dollars (1/12 x $120,000) equivalent to One Hundred Twenty Thousand Dollars ($120,000) per annum

ii)

For the period between January 1, 2007 and December 31, 2008, Sibling agrees to pay you the sum of One Hundred Sixty-Five Thousand Dollars ($165,000) per annum (“Salary”) in accordance with Sibling’s then effective payroll practices.

iii)	Your Salary will be reviewed every six (6) months both during the first quarter of Sibling’s fiscal year and the first quarter of each calendar year during the

Employment	Term, commencing with Sibling’s first quarter beginning after June 30, 2006, and

iv)

Your Salary will, at that time, shall increase by a percentage that is generally consistent with the range of percentages by which the salaries of other comparable executives are then increased, but no less than six ( 6%) percent bi-annually.

b)	ANNUAL BONUS. In addition to your Salary, you shall be entitled to receive bonus compensation for each of the fiscal years during the Employment Term, determined and payable as follows (“Bonus”):

i)	Your Bonus for each of the fiscal years during the Employment Term will be based upon a measurement of performance against objectives as established and determined by the Board of Directors.

ii)

Your Bonus as determined above shall not be less than two (2%) percent of the “Pre-Tax Profits” (as defined in Exhibit A), if any, and shall be payable to you in accordance with the terms and conditions of that certain Sibling Bonus Plan attached hereto and incorporated herein by this reference as Exhibit A.

iii)	Your Bonus for any fiscal year shall be payable with sixty (60) days after the end of each fiscal year of Sibling.

c)	SIGNING BONUS. In addition to Salary you will be entitled to a Twenty Thousand ($20,000) dollars signing bonus payable in two installments:

i)	Ten Thousand ($10,000) dollars within thirty (30) days of the signing of this Agreement; and

ii)	Ten Thousand ($10,000) dollars on the first (1st) anniversary or this Agreement.

d)

BENEFITS. You shall be entitled to participate in such vacation, medical, dental and life insurance, 401(k), pension and other plans as Sibling may have or establish from time to time and in which you would be entitled to participate pursuant to the terms thereof. The foregoing, however, shall not be construed to require Sibling to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits you may be entitled to as an employee of Sibling shall be based upon your Salary, as set forth above, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise.

e)

BUSINESS EXPENSES. During your employment with Sibling, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to comparable executives of Sibling.

51)	CONFIDENTIAL INFORMATION and OTHER RESTRICTIONS.

a)

Confidential Agreement. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Sibling, Sibling or any of Sibling’s affiliates (except as may be required by law or in the performance of your duties hereunder consistent with Sibling’s policies) and that you will comply with any confidentiality obligations of Sibling or Sibling to a third party, whether under agreement

or	otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which

i)	is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or

ii)	is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

52)

NO EMPLOYEE SOLICITATION. You agree that, during the Employment Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ, or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Sibling, Sibling or any of Sibling’s affiliates.

53)

SIBLING OWNERSHIP. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Sibling, Sibling and/or any of Sibling’s affiliates and any works in progress, shall be works-made-for-hire and Sibling shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Sibling determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Sibling under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to Sibling, and Sibling shall have the right to use the same in perpetuity throughout the universe in any manner Sibling determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Sibling, do any and all things which Sibling may deem useful or desirable to establish or document Sibling’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Sibling of any rights of ownership to which Sibling may be entitled by operation of law by virtue of Sibling being your employer.

54)	LITIGATION. You agree that, during the Employment Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding,

i)

You shall not communicate with anyone (other than your own attorneys and tax advisors and, except to the extent necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Sibling or Sibling or any of their officers, directors, agents, employees, suppliers or customers, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Sibling’s General Counsel, and

ii)

In the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Sibling’s General Counsel.

55)

NO RIGHT TO GIVE INTERVIEWS OR WRITE BOOKS, ARTICLES, ETC. You agree that during the Employment Term and for a period of one (1) year thereafter, except as authorized by Sibling or Sibling, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Sibling, Sibling or any of Sibling’s affiliates or any of their officers, directors, agents, employees, suppliers or customers.

56)

RETURN OF PROPERTY. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Sibling shall remain the exclusive property of Sibling. In the event of the termination of your employment for any reason, Sibling reserves the right, to the extent permitted by law and in addition to any other remedy Sibling may have, to deduct from any monies otherwise payable to you the following:

i)	the full amount of any debt you owe to Sibling, Sibling or any of Sibling’s affiliates at the time of or subsequent to the termination of your employment with Sibling, and

ii)

the value of the Sibling property which you retain in your possession after the termination of your employment with Sibling. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. You acknowledge and agree that the foregoing remedy shall not be the sole and exclusive remedy of Sibling with respect to a breach of this paragraph.

57)

NON-DISPARAGEMENT. You agree that you shall not, during the Employment Term and for a period of one (1) year thereafter, criticize, ridicule or make any statement which disparages or is derogatory of Sibling, Sibling or any of Sibling’s affiliates or any of their officers, directors, agents or employees.

58)	FAMILY LEAVE POLICY & RIGHTS.

a)

Regardless of Sibling’s status or qualification under the Family Leave Act of 1993 (the “Act”), you will be entitled to all rights and benefits required under this Act including, but not limited to the following:

i)	Birth and or child care of the newborn child of the employee

ii)	Placement through foster care or adoption of a child with the employee

iii)	To care for an immediate family member with a serious health condition

iv)	If the employee is unable to work because of a serious medical condition.

b)

Partial Paid Family Leave Policy. In addition to any rights provided under Paragraph 12 a), you will also be entitled to up to fifteen (15) weeks of partially paid leave at two-thirds (2/3) of your normal base salary. All other benefits including insurance, bonuses and other rights shall be continued at their full amounts as defined by this agreement.

c)

Sibling may reduce the amount received under Paragraph 12 b) by any amount you may receive through any compensation or award received under Paragraph 13, or through your participation in any disability insurance plan or program.

d)	After 15 weeks, you shall have the absolute right to return to work in same position with the same duties regardless of any limitation that may be available to Sibling under the Act.

59)

PERMANENT DISABILITY. If, for any reason including physical, mental illness, failure, refusal or other inability, you cannot perform a majority of your usual duties for a period of longer than 120 consecutive days, Sibling’s obligation to pay Salary shall be reduced to fifty (50%). If your disability and inability to perform your duties exceeds 180 consecutive days, Sibling may terminate this Agreement effective upon 30 days prior written notice to you. In such event, Executive shall be entitled to receive:

i)	Fifty (50%) Percent of your Salary continued for a period of 6 months or the expiration of the Term, whichever occurs first; and

ii)

a prorated portion of Bonus Compensation, if any, otherwise payable pursuant to this Agreement or any partial fiscal year that has occurred prior to the effective date of termination, whichever is greater; and

iii)	any insurance previously provided for a period of 6 months or the expiration of the Term, whichever occurs first.

iv)

Disagreement as to the anticipation of a permanent disability/suspension and/or the date such permanent disability/suspension commenced shall be settled by the majority decision of 3 neutral arbitrators (or, if applicable, licensed physicians) one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on you, Sibling and any other person with an interest in the matter.

60)	TERMINATION.

a)

“CAUSE.” In the event of “Cause” (as defined below), Sibling may terminate this Agreement at any time effective upon delivery of written notice to Executive. In such event, all of Sibling’s obligations hereunder will immediately terminate without further liability. Moreover, you shall not be entitled to receive any severance, fringe benefits, compensation or other such rights, nor shall you be entitled to receive a pro-rata portion of Bonus Compensation otherwise payable pursuant to this Agreement. For purposes of this Agreement “Cause” shall include, but is not limited to:

i)

fraud, felonious conduct or dishonesty or (ii) willful misconduct or gross negligence in the performance of your duties hereunder; provided, however, that bona fide disagreements or disputes as to expense reimbursement shall not be deemed fraud or felonious conduct or your breach of any material provision of this Agreement; or

ii)	breach of any material provision of this Agreement or any other material agreement between Sibling and you.

b)

“WITHOUT CAUSE.” Notwithstanding anything contained herein to the contrary, in the event this Agreement is terminated by Sibling prior to expiration of the Term for any reason other than pursuant to Paragraphs 14 a) for Cause, this Agreement shall be deemed to have been terminated “Without Cause” and you shall be entitled to receive all of the compensation, rights and benefits described in this Agreement through the expiration of the Term as if this Agreement were in full force.

c)	You must receive 30 days prior written notice of termination regardless of the reason for termination.

d)

CHANGE IN CONTROL. Notwithstanding anything contained herein to the contrary, the terms and conditions of this Agreement, you are permitted to terminate this Agreement Without Cause following a “Change In Control” (as defined below) and shall be entitled to receive all of the compensation, rights and benefits described in this Agreement following the effective date of termination or through the expiration of the Employment Term, whichever is longer, and the severance described in Paragraph 15, as if this Agreement were in full force. If any other Officer’s options are acquired pursuant to a Change In Control, your options will be acquired on terms and at all times at least equal to any other Officer.

“CHANGE IN CONTROL.” For purposes of this Agreement “Change In Control” shall mean and be deemed to have occurred on the earliest of the following dates:

i)	the date, pursuant to Section 13(d) of the Act and the rules promulgated thereunder, a person shall have acquired beneficial ownership of more than 45% of the Voting Stock;

ii)

the date the persons who were members of the Board at the beginning of any 24-month period shall cease to constitute a majority of the Board, unless the election, or the nomination for election by Sibling’s shareholders, of each new director was approved by two-thirds of the members of the Board then in office who were in office at the beginning of the 24-month period; or

iii)

the date Sibling’s shareholders shall approve a definitive agreement (a) to merge or consolidate Sibling with or into another corporation, unless the holders of Sibling’s capital stock immediately before such merger or consolidation will, immediately following such merger or consolidation, hold as a group on a fully-diluted basis the ability to elect at least a majority of the directors of the surviving corporation (assuming cumulative voting, if applicable), or (b) to sell or otherwise dispose of all or substantially all the assets of Sibling.

e)

YOUR RIGHT TO TERMINATE FOR GOOD REASON. During the Term, you shall be entitled to terminate your employment with Sibling for “Good Reason” (as defined below) following a Change In Control. For purposes of this Agreement “Good Reason” shall mean any of the following events which occurs without your express written consent:

i)

the assignment of any duties inconsistent with your status as an Officer or a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to a Change In Control other than any such alteration primarily attributable to the fact that Sibling may no longer be a public company;

ii)	a reduction by Sibling in Base Salary;

iii)

the relocation of Sibling’s principal offices to a location more than 35 miles from the current locale or Sibling’s requiring you to be based anywhere other than Sibling’s principal offices except for required travel on Sibling’s business to an extent substantially consistent with your present travel obligations;

iv)

the failure by Sibling to continue in effect without material change any compensation or benefit plan in which you are entitled to participate, or the failure by Sibling to continue your participation therein, or the taking of any action by Sibling which would directly or indirectly materially reduce any of the benefits of such plans enjoyed by you at the time of the Change In Control, or the failure by Sibling to provide you with the number of paid vacation days to which you is entitled hereunder, or the taking of any other action by Sibling which materially adversely changes the conditions or perquisites of your employment;

v)	the failure of Sibling to obtain a satisfactory agreement from any successor to assume and agree to perform the Services contemplated by this Agreement;

vi)	the failure of Sibling to maintain adequate D&O insurance coverage pursuant to the terms of this Agreement; or

vii)	the breach by Sibling of any material term of this Agreement.

61)	SEVERANCE. Upon expiration of the Employment Term, Executive shall be entitled to receive:

a)	Base Salary continuation for a period of 6 months; and

b)	a prorated portion of Bonus Compensation, if any, otherwise payable for 6 months or any partial fiscal year that has occurred prior to the expiration of the Employment Term, whichever is greater; and

c)	Insurance continuation for a period of 6 months.

d)

TERMINATION OF BENEFITS. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical, dental and life insurance), coverage under all Sibling benefit plans and programs (including, without limitation, vacation, 401(k) plan, the pension plans, long-term disability plans, car insurance and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

62)	DEATH. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs and any pro-rated Bonus.

63)

EQUAL OPPORTUNITY EMPLOYER. You acknowledge that Sibling is an equal opportunity employer. You agree that you will comply with Sibling policies and applicable federal, state, and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

64)	NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either
party, and in the case of Sibling, to the attention of the General Counsel of Sibling. Any notice given by mail shall be deemed to have been given three days following such mailing.

65)

ASSIGNMENT. This is an Agreement for the performance of personal services by you and may not be assigned by you. Sibling or Sibling may assign this Agreement to Sibling or any affiliate of Sibling or any purchaser of all or substantially all of the assets of Sibling or Sibling or any successor in interest to Sibling or Sibling.

66)	GOVERNING LAW. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Texas.

67)

NO IMPLIED CONTRACT. Nothing contained in this Agreement shall be construed to impose any obligation on Sibling to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

68)

ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

69)

VOID PROVISIONS. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

_________________

        If the foregoing correctly sets forth our understanding, please sign and date one copy of this letter and return it to the undersigned whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

SIBLING ENTERTAINMENT GROUP

By:  _____________________                   _____________________

Print: Mitchell Maxwell                                             Date

ITS: President

ACCEPTED AND AGREED:

By:  _____________________                   _____________________

 James Cardwell                                         Date

EXHIBIT A

BONUS COMPENSATION PLAN

SIBLING ENTERTAINMENT GROUP, INC.

OBJECTIVES OF THE PLAN. In addition to Base Salary and stock options, to provide Executive Officer incentive compensation based upon Sibling’s operating profits.

“PRE-TAX PROFIT” PERCENTAGE. The incentive compensation plan is designed to provide Executive Officers with a bonus based on Sibling’s “Pre-Tax Profits,” as defined on the attached. The actual amount earned pursuant to the Plan shall be based upon audited fiscal year end numbers and determined using the calculation method attached. Concurrent with the payment of Bonus Compensation, Sibling shall deliver to Executive a detailed statement setting forth the numbers and method of calculation.

PAYMENT.     Bonus Compensation, if any, for the applicable fiscal year will be paid, using best efforts, at the earliest practicable date following completion of Sibling’s annual audit, as conducted by Sibling’s independent certified public accountants, and the filing of Sibling’s Annual Report on Form 10-K for that fiscal year.

AUDIT RIGHTS. Executive shall be entitled to audit, at Executive’s own expense, Sibling’s records in order to verify any Bonus Compensation statement rendered hereunder. Any such audit shall be conducted by a certified public accountant upon reasonable notice to Sibling and during Sibling’s normal business hours. Any statement not questioned by Executive in writing within 3 years from the date of such statement shall be deemed final and conclusive. In the event an audit reveals a discrepancy of 5% or more, Sibling shall bear the full cost of the audit and pay Executive interest on any underage at the highest rate permitted by law.

DISPUTES.     Disagreement as to the computation of Bonus Compensation and/or any numbers used in such computation shall be settled by the majority decision of 3 certified public accountants, one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on Executive, Sibling and any other person with an interest in the matter.

PRORATION OF BONUS COMPENSATION. For any partial fiscal year for which Executive is entitled to receive Bonus Compensation, the proration shall be determined by multiplying total Net Profits for the fiscal year within which such partial fiscal year occurs by (a) the decimal equivalent of the applicable percentage bonus and by (b) a number equal to the number of months during any such partial fiscal year in which Executive was employed by Sibling (or, if applicable, such longer period as is set forth in the Employment Agreement), divided by 12.

(1)     Insert date which is three years from the date of acceptance of the subscription agreement by the Company.

(2)     Insert date which is five years from the date of acceptance of the subscription agreement by the Company.